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                                                                    EXHIBIT 99.1

RP Financial, LC.

                           PRO FORMA VALUATION REPORT
                             BANK MUTUAL CORPORATION

                          PROPOSED HOLDING COMPANY FOR
                                   BANK MUTUAL

                              Milwaukee, Wisconsin

                                  Dated as of:
                                  May 16, 2003


                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

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RP Financial, LC.

                                                                    May 16, 2003

Board of Directors
Bank Mutual Bancorp, MHC
Bank Mutual Corporation
Bank Mutual
4949 West Brown Deer Road
Milwaukee, Wisconsin  53223

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock to be issued by Bank Mutual Corporation, Milwaukee, Wisconsin ("Bank Mutual" or the "Company") in connection with the mutual-to-stock conversion of Bank Mutual Bancorp, MHC (the "MHC"). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 52.28 percent of the common stock of Bank Mutual (the "MHC Shares"), the mid-tier holding company for Bank Mutual, Milwaukee, Wisconsin (the "Bank"). The remaining 47.72 percent of Bank Mutual's common stock is owned by public stockholders. Bank Mutual, chartered on November 1, 2000, owns 100 percent of the outstanding common stock of the Bank. It is our understanding that Bank Mutual will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community and the public at large.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC").

Plan of Restructuring

        On April 21, 2003, the respective Boards of Directors of the MHC and Bank Mutual adopted the plan of and restructuring pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of restructuring, Bank Mutual, which owns 100 percent of the Bank, will be succeeded by a new Wisconsin corporation with the same name. As part of the conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in Bank Mutual currently owned by the MHC. As of March 31, 2003, the MHC's ownership interest in Bank Mutual approximated
52.28 percent. The Company will also issue shares of its common stock to the public stockholders of Bank Mutual pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Bank Mutual common stock as owned immediately

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RP Financial, LC.

prior to the conversion. As of March 31, 2003, the public stockholders' ownership interest in Bank Mutual approximated 47.72 percent.

RP Financial, LC.

        RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

        In preparing our Appraisal, we have reviewed the regulatory applications of Bank Mutual, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of Bank Mutual, the Bank and the MHC that has included a review of audited financial information for fiscal years ended December 31, 1998 through 2002 and interim financial results through March 31, 2003, a review of various unaudited information and internal financial reports through March 31, 2003, and due diligence related discussions with Bank Mutual's management; Ernst & Young LLP, Bank Mutual's independent auditor; Quarles & Brady LLP, Bank Mutual's conversion counsel; and Ryan, Beck & Co., Inc., Bank Mutual's marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

        We have investigated the competitive environment within which Bank Mutual operates and have assessed Bank Mutual's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Bank Mutual and the industry as a whole. We have analyzed the potential effects of the stock conversion on Bank Mutual's operating characteristics and financial performance as they relate to the pro forma market value of Bank Mutual. We have analyzed the assets held by the MHC, which will be consolidated with Bank Mutual's assets and equity pursuant to the completion of conversion. We have reviewed the overall conditions in Bank Mutual's primary market area as set forth in demographic, economic and competitive information prepared by CACI, SNL Financial and other third party private and governmental sources. We have compared Bank Mutual's financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step

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RP Financial, LC.

conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

        The Appraisal is based on Bank Mutual's representation that the information contained in the regulatory applications and additional information furnished to us by Bank Mutual and their respective independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Bank Mutual, or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Bank Mutual. The valuation considers Bank Mutual only as a going concern and should not be considered as an indication of Bank Mutual's liquidation value.

        Our appraised value is predicated on a continuation of the current operating environment for Bank Mutual and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Bank Mutual's stock alone. It is our understanding that there are no current plans for selling control of Bank Mutual following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

        The estimated pro forma market value is defined as the price at which Bank Mutual's common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

        It is our opinion that, as of May 16, 2003, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC's ownership interest in Bank Mutual, and (2) exchange shares issued to existing public shareholders of Bank Mutual, was $516,423,910 at the midpoint, equal to 51,642,391 shares at a per share value of $10.00. Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $270,000,000, equal to 27,000,000 shares at $10.00 per share. The offering range includes a minimum value of $229,500,000, equal to 22,950,000 shares at $10.00 per share (85.0 percent of the midpoint) and a maximum value of $310,500,000, equal to 31,050,000 shares at $10.00 per share (115.0 percent of the midpoint). In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $357,075,000, equal to 35,707,500 shares at $10.00 per share, without requiring a resolicitation.

Establishment of the Exchange Ratio

        OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Bank Mutual stock as a fully converted company. The Board of Directors of the MHC has independently

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RP Financial, LC.

determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Bank Mutual equal to
47.72 percent as of March 31, 2003. The exchange ratio to be received by the existing minority shareholders of Bank Mutual will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 2.0504 shares,
2.4122 shares, 2.7740 shares and 3.1901 shares of newly issued shares of Bank Mutual stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Bank Mutual immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

        RP Financial's valuation was determined based on the financial condition, operations and shares outstanding of Bank Mutual as of March 31, 2003, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of Bank Mutual and the exchange of the public shares for newly issued shares of Bank Mutual common stock as a full public company was determined independently by the Boards of Directors of the MHC, Bank Mutual and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

        RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

        This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Bank Mutual, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial

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RP Financial, LC.

institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Bank Mutual's stock offering.

                                            Respectfully submitted,

                                            RP FINANCIAL, LC.

                                            /s/

                                            William E. Pommerening
                                            Chief Executive Officer


                                            /s/

                                            Gregory E. Dunn
                                            Senior Vice President

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RP Financial, LC.

                                TABLE OF CONTENTS
                             BANK MUTUAL CORPORATION
                              Milwaukee, Wisconsin

                                                                                           PAGE
DESCRIPTION                                                                               NUMBER*
-----------                                                                               -------
CHAPTER ONE                         OVERVIEW AND FINANCIAL ANALYSIS

      Introduction                                                                          1.1
      Plan of Restructuring                                                                 1.2
      Strategic Overview                                                                    1.2
      Balance Sheet Trends                                                                  1.6
      Income and Expense Trends                                                             1.10
      Interest Rate Risk Management                                                         1.15
      Lending Activities and Strategy                                                       1.16
      Asset Quality                                                                         1.19
      Funding Composition and Strategy                                                      1.20
      Subsidiaries of the Bank                                                              1.21
      Legal Proceedings                                                                     1.22

CHAPTER TWO                         MARKET AREA

      Introduction                                                                          2.1
      National Economic Factors                                                             2.2
      Market Area Demographics                                                              2.5
      Regional Economy                                                                      2.7
      Deposit Trends                                                                        2.9
      Competition                                                                           2.11

CHAPTER THREE                       PEER GROUP ANALYSIS

      Peer Group Selection                                                                  3.1
      Financial Condition                                                                   3.7
      Income and Expense Components                                                         3.9
      Loan Composition                                                                      3.14
      Interest Rate Risk                                                                    3.16
      Credit Rate Risk                                                                      3.18
      Summary                                                                               3.18

      ----------
      * adjusted to reflect EDGAR format

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RP Financial, LC.

                                TABLE OF CONTENTS
                             BANK MUTUAL CORPORATION
                              Milwaukee, Wisconsin
                                   (continued)

                                                                                           PAGE
DESCRIPTION                                                                               NUMBER*
-----------                                                                               -------
CHAPTER FOUR                        VALUATION ANALYSIS

      Introduction                                                                          4.1
      Appraisal Guidelines                                                                  4.1
      RP Financial Approach to the Valuation                                                4.1
      Valuation Analysis                                                                    4.2
             1.   Financial Condition                                                       4.3
             2.   Profitability, Growth and Viability of Earnings                           4.4
             3.   Asset Growth                                                              4.6
             4.   Primary Market Area                                                       4.6
             5.   Dividends                                                                 4.8
             6.   Liquidity of the Shares                                                   4.9
             7.   Marketing of the Issue                                                    4.9
                       A.  The Public Market                                                4.10
                       B.  The New Issue Market                                             4.14
                       C.  The Acquisition Market                                           4.17
                       D.  Trading in BKMU's Stock                                          4.18
             8.   Management                                                                4.18
             9.   Effect of Government Regulation and Regulatory Reform                     4.19
      Summary of Adjustments                                                                4.19
      Valuation Approaches                                                                  4.20
             1.   Price-to-Earnings ("P/E")                                                 4.21
             2.   Price-to-Book ("P/B")                                                     4.24
             3.   Price-to-Assets ("P/A")                                                   4.24
      Comparison to Recent Conversions and Second-Step Offerings                            4.24
      Valuation Conclusion                                                                  4.25
      Establishment of the Exchange Ratio                                                   4.25

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RP Financial, LC.

                                 LIST OF TABLES
                             BANK MUTUAL CORPORATION
                              Milwaukee, Wisconsin

TABLE
NUMBER                    DESCRIPTION                                                      PAGE*
------                    -----------                                                      -----
   1.1     Historical Balance Sheets                                                        1.7
   1.2     Historical Income Statements                                                     1.11

   2.1     Summary Demographic Information                                                  2.6
   2.2     Wisconsin Employment Sectors                                                     2.8
   2.3     Unemployment Data                                                                2.9
   2.4     Deposit Summary                                                                  2.10
   2.5     Market Area Deposit Competitors                                                  2.12

   3.1     Peer Group of Publicly-Traded Thrifts                                            3.3
   3.2     Balance Sheet Composition and Growth Rates                                       3.6
   3.3     Income as a Percent of Average Assets and Yields, Costs, Spreads                 3.10
   3.4     Loan Portfolio Composition and Related Information                               3.13
   3.5     Interest Rate Risk Measures and Net Interest Income Volatility                   3.15
   3.6     Credit Risk Measures and Related Information                                     3.17

   4.1     Market Area Unemployment Rates                                                   4.7
   4.2     Recent Conversion Pricing Characteristics                                        4.16
   4.3     Public Market Pricing                                                            4.23

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RP Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Bank Mutual (the "Bank") is a federally-chartered stock saving bank. Based in Milwaukee, Wisconsin, the Bank has 69 banking offices located in 28 counties in Wisconsin and one branch office in Woodbury, Minnesota. The Milwaukee metropolitan area and the greater Green Bay area are the primary markets served by the Bank's offices. The Bank's branch network also extends into south-central Wisconsin, which includes the City of Madison, and northwestern Wisconsin markets in and around the City of Eau Clair. The Minnesota office is located near the Wisconsin state border on the eastern edge of the Minneapolis-St. Paul metropolitan area. A map of the Bank's office locations is included as Exhibit I-1. The Bank is a member of the Federal Home Loan Bank ("FHLB") system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC").

Bank Mutual Corporation ("Bank Mutual" or the "Company") is a federally-chartered corporation that was chartered on November 1, 2000 to become the mid-tier holding company in the regulatory restructuring of the Bank into mutual holding company form. Pursuant to the restructuring, Bank Mutual became a holder of all of the shares of the Bank, which was rechartered as a federal stock savings bank. As part of the restructuring, the Company issued 6,141,006 shares of common stock at $10.00 per share in a public offering. The majority of the Company's shares were issued to Bank Mutual Bancorp, MHC (the "MHC"), a federally-chartered mutual holding company.

Also on November 1, 2000, Bank Mutual acquired First Northern Capital Corp, ("First Northern"), the parent company of First Northern Savings, through the issuance of 5,007,485 shares of Bank Mutual common stock and $75.1 million in cash. The Bank, which was named Mutual Savings Bank at the time of the acquisition, and First Northern Savings Bank, were maintained as separate subsidiaries of the Company following the acquisition. On March 16, 2003, Mutual Savings and First Northern Savings Bank combined to form Bank Mutual. As of March 31, 2003, the MHC owned 11,193,174 shares or 52.28 percent of the Company's shares of common stock outstanding and the public owned the remaining 10,215,797 shares or 47.72 percent of the Company's shares of common stock outstanding. As of March 31, 2003, Bank

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RP Financial, LC.
Page 1.2

Mutual had consolidated assets of $2.8 billion, deposits of $2.1 billion and stockholders' equity of $315.3 million or 11.1 percent of total assets. Bank Mutual's audited financial statements are included by reference as Exhibit I-2.

Plan of Restructuring

        On April 21, 2003, the respective Boards of Directors of the MHC and Bank Mutual adopted the plan of restructuring pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of restructuring, Bank Mutual, which owns 100 percent of the Bank, will be succeeded by a new Wisconsin corporation with the same name. As part of the conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in Bank Mutual currently owned by the MHC. As of March 31, 2003, the MHC's ownership interest in Bank Mutual approximated
52.28 percent. The Company will also issue shares of its common stock to the public stockholders of Bank Mutual pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Bank Mutual common stock as owned immediately prior to the conversion. As of March 31, 2003, the public stockholders' ownership interest in Bank Mutual approximated 47.72 percent.

Strategic Overview

Since the completion of the Company's minority stock offering in on November 1, 2000, Bank Mutual has demonstrated a record of growth, profitability and diversification of operations. Bank Mutual's range of products includes personal and business checking, savings, mortgage loans, consumer loans, commercial real estate and commercial business loans, insurance services that include credit life and disability insurance and property and casualty insurance, and investment alternatives offered through brokerage services that include the sale of mutual funds and the sale of tax deferred annuities. The Bank's strategic plan provides for: (1) raising capital for purposes of expansion through possible acquisition; (2) continued internal growth through offering a full range of savings, investment, checking and lending services; and (3) diversification of operations by building a more "bank-like" revenue stream from commercial and consumer lending and non-interest income sources.

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RP Financial, LC.
Page 1.3

        Historically, Bank Mutual's operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Company's assets and liabilities, respectively. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate, multi-family, commercial business and consumer loans. To a lesser extent, the Bank's lending activities include construction loans and land loans. The Bank's current lending strategy is to place a greater emphasis on the origination of consumer loans, particularly home equity loans, commercial real estate loans and commercial business loans, although the origination of 1-4 family permanent mortgage loans is expected to remain as the Bank's most prominent lending activity.

        Implementation of a more diversified lending strategy has been pursued to enhance the yield and interest rate sensitivity of the loan portfolio. The Company has sought to limit the credit risk exposure associated with diversification into higher risk types of loans, through emphasizing origination of such loans in local and stable markets, and establishing lending relationships with favorable credit histories. The Company also seeks to limit credit risk exposure on commercial business loans through emphasizing origination of smaller balance fully collateralized loans. Theses strategies, as well as the Bank's lending emphasis on originating relatively low risk 1-4 family permanent mortgage loans, quality underwriting, maintenance of sound credit standards for new loan originations and relatively favorable economic and real estate market conditions have resulted in historically low delinquency ratios. However, the Bank has experienced some credit quality deterioration in the commercial business loan portfolio since year end 2001, which management believes has been mostly attributable to the general decline in economic conditions. The Company's non-performing assets-to-assets ratio increased from
0.14 percent at year end 2001 to 0.33 percent at March 31, 2003, with a $4.8 million increase in non-accruing commercial business loans accounting for 89.5 percent of the total increase in non-performing assets.

        Investments serve as a supplement to the Company's lending activities. The Company's investment strategy emphasizes low risk types of investments, with the intent of providing and maintaining liquidity and to generate a favorable return within the context of supporting interest rate and credit risk objectives. Investments currently held by the Company consist primarily of

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RP Financial, LC.
Page 1.4

mortgage-related securities, most of which are guaranteed or insured by agencies of the U.S. Government. To manage the interest rate risk associated with the investment portfolio, the Company has emphasized investing in securities that have an average life of or reprice in five years or less and all investment securities are maintained as available for sale.

Retail deposits have consistently served as the primary interest-bearing funding source for the Company, with the acquisition of First Northern representing Bank Mutual's largest source of deposit growth over the past five years. CDs account for the largest portion of the Bank's deposit composition, although recent trends reflect that the concentration of CDs comprising total deposits has declined and transaction and savings accounts have become a more notable component of Bank Mutual's deposit composition. The shift in deposit composition towards a higher concentration of transaction and savings accounts is believed to be in part attributable to the decline in CD market rates, which has resulted in a general increase in depositor preference to maintain funds in more liquid savings and transaction accounts.

Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk. The Company's use of borrowings has emphasized FHLB advances, which have fixed rate terms for more than one year. Borrowings increased significantly in connection with the acquisition of First Northern, but since 2000 asset growth has been funded through deposits and the Company's use of borrowings has declined. To the extent deposit growth objectives are achieved, borrowings are expected to continue to become a smaller component of the Company's funding composition.

Bank Mutual's earnings base is largely dependent upon net interest income and operating expense levels. Overall, Bank Mutual's operating strategy has provided for a relatively low but stable net interest margin. In particular, the Bank's emphasis on managing the interest rate risk and credit risk associated with the net interest margin has somewhat limited the earnings potential that can be realized from the yield-cost spread. With the acquisition of First Northern, the Company realized an increase in the concentration of loans comprising interest-earning assets and an increase in the yield earned on interest-earning assets. However, since 2000, the Company has experienced a decline in yield earned on interest-earning assets, reflecting the impact of the declining interest rate environment and a declining concentration of loans comprising total assets.

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RP Financial, LC.
Page 1.5

The Company's operating expenses are also viewed as being relatively low, which can in part be attributed to the relatively high concentration of investments that comprise the Company's interest-earning assets. While lower yielding than loans, investments are also less costly to service than loans. Likewise, on the liability side of the balance sheet, CDs and borrowings, which constitute the major portion of the Bank's interest-bearing funding composition, tend to be less costly to service than transaction and savings accounts.

        Over the past five and one-quarter years, Bank Mutual's operating strategy has emphasized management of interest rate risk and credit risk, while achieving notable growth through the acquisition of First Northern. The acquisition of First Northern provided for an effective use of proceeds raised in the Company's minority stock offering, supporting earnings growth, leveraging of capital and enhancing the Company's market presence as a statewide financial institution operating in all of the major metropolitan areas of Wisconsin. A key component of the Company's business plan is to complete a second-step conversion offering. In particular, the additional equity capital raised in the conversion will provide a larger capital cushion for asset growth, including possible growth through other acquisitions of local thrifts, commercial banks or other financial service providers as opportunities arise. As a fully-converted institution, it is contemplated that the ability to offer Company stock as consideration will facilitate increased opportunities to grow through acquisition. The additional capital raised through the second-step conversion will also support continued internal growth, which will emphasize growth of commercial real estate, commercial business and consumer lending activities as well as growth generated through cross-selling products and services that will build a more "bank-like" revenue stream. The projected use of stock proceeds are highlighted below.

        . The Company. The Company is expected to retain up to 50 percent of the net conversion proceeds. At present, funds at the holding company level are expected to be initially invested primarily into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, which may include acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

        . The Bank. Approximately 50 percent of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially become part of general funds, pending deployment into loans and mortgage-related securities.

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RP Financial, LC.
Page 1.6

Balance Sheet Trends

        Table 1.1 shows the Company's historical balance sheet data from December 31, 1998 through March 31, 2003. From year end 1998 through March 31, 2003, Bank Mutual exhibited average annual asset growth of 10.4 percent, with the strongest growth occurring in 2000 in connection with the acquisition of First Northern. The acquisition of First Northern added approximately $929 million of assets and $565 million of deposits to the Company's balance sheet. The acquisition of First Northern also created approximately $52 million of goodwill and intangibles, thereby increasing the level of non-earning assets on the balance sheet. As of March 31, 2003, goodwill and intangibles equaled 2.0 percent of total assets, versus a comparable ratio of 0.6 percent at year end 1999. Growth in loans and mortgage-related securities have represented the primary areas of asset growth over the past five and one-quarter years. Asset growth has been funded by a combination of deposits, borrowings and capital, including capital raised in the minority stock offering completed on November 1, 2000. A summary of Bank Mutual's key operating ratios for the past five and one-quarter years is presented in Exhibit I-3.

        The Company's loans receivable portfolio increased at a 12.2 percent average annual rate from year end 1998 through March 31, 2003, increasing as a percent of assets from 55.4 percent at year end 1998 to 59.5 percent at March 31, 2003. Loans receivable peaked following the acquisition of First Northern, equaling $2.0 billion or 70.7 percent of total assets at year end 2000. Since year end 2000, the loans receivable balance has declined to $1.7 billion at March 31, 2003, with most of the decline consisting of 1-4 family permanent mortgage loans. The decline in 1-4 family loans reflects the impact of accelerated repayments of 1-4 family loans caused by borrowers refinancing into lower rate loans and the Company's philosophy of generally selling originations of fixed rate 1-4 family loans with terms of 20 years or more.

        Trends in the Company's loan portfolio composition highlight the current business plan of a pursuing a more diversified lending strategy. Over the past five and one-quarter years, the concentration of 1-4 family permanent mortgage loans comprising total loans declined from 70.6 percent at year end 1998 to 46.9 percent at March 31, 2003. Comparatively, over the same time period, commercial real estate/multi-family loans increased from 9.0 percent to 17.7 percent of total loans and consumer loans increased from 15.6 percent to 24.6 percent of total loans. A less

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Page 1.7

        [Table 1.1 omitted from electronic version]

RP Financial, LC.
Page 1.8

significant increase was realized in commercial business loans, increasing from
2.7 percent to 4.0 percent of total loans. Growth of the commercial real estate/multi-family loan portfolio has been primarily realized through growth of commercial real estate loans, while consumer loan growth has been primarily realized through growth of home equity loans. The Company's balance of construction and development loans also increased during the past five and one-quarter years, equaling 6.7 percent of total loans outstanding at March 31, 2003 compared to 2.1 percent at year end 1998.

        The intent of the Company's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Bank Mutual's overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-terms. Over the past five and one-quarter years, the Company's level of cash and investment securities (exclusive of FHLB stock) ranged from a low of 5.8 percent of assets at year end 2000 to a high of 23.8 percent of assets at year end 1998. The relatively low ratio of cash and investments maintained at year end 2000 reflects the use of liquidity to fund the $75.1 million of cash consideration paid for the acquisition of First Northern, as well as deployment of liquidity to fund loan growth and purchases of mortgage-related securities. As of March 31, 2003, the Company maintained total cash and investments of $290.1 million or 10.2 percent of assets, which included $209.2 million of cash and equivalents. Investments held by the Company at March 31, 2003 consisted of U.S. Government and agency securities ($26.1 million), corporate bonds ($8.5 million), mutual funds ($44.3 million), Freddie Mac stock ($1.3 million) and municipal bonds ($700,000). To facilitate management of interest rate risk, most of the securities in the investment portfolio had maturities of less than three years at March 31, 2003 and the entire portfolio was maintained as available for sale. As of March 31, 2003, the Company maintained a net unrealized gain of $535,000 on the investment portfolio. Exhibit I-4 provides historical detail of the Company's investment portfolio.

        The Company also maintains investments in mortgage-related securities, with the portfolio consisting primarily of fixed rate collateralized mortgage obligations ("CMOs") guaranteed or insured by a federal agency. CMOs held by the Company also include obligations of private issuers. In addition, the Company's investment in mortgage-related securities includes fixed rate pass-through securities that are guaranteed or insured by a federal agency. Mortgage-

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RP Financial, LC.
Page 1.9

related securities are generally purchased by the Company as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with Bank Mutual's investment philosophy. The mortgage-related securities portfolio ranged from a low of 14.5 percent of assets at year end 1998 to a high of 22.0 percent of assets at March 31, 2003. As of March 31, 2003, the Company's portfolio of mortgage-related securities totaled $626.4 million and a net unrealized gain of $8.7 million was maintained on the mortgage-related securities portfolio.

        Over the past five and one-quarter years, Bank Mutual's funding needs have been substantially met through retail deposits, internal cash flows, borrowings, retained earnings and proceeds realized from the minority stock offering. From year end 1998 through March 31, 2003, the Company's deposits increased at an annual rate of 10.6 percent. After declining slightly in 1999, the Company has recorded deposit growth throughout the past three and one-quarter years, with the most notable increase occurring in 2000 as the result of acquisition related deposit growth. Since year end 1998 deposit growth has substantially matched the Company's asset growth, as total deposits equaled
74.7 percent and 75.3 percent of assets at year end 1998 and at March 31, 2003, respectively. In recent years, deposit growth for transaction and savings accounts has been slightly stronger than CD growth, which has provided for an increase in the concentration of transaction and savings accounts that comprise total deposits. Money market accounts have represented the most significant growth area in transaction and savings accounts. As of March 31, 2003, CDs equaled 60.6 percent of total deposits and transaction and savings accounts equaled 39.4 percent of total deposits.

        Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk. The Company's utilization of borrowings peaked at year end 2000, equaling $567.6 million or
20.3 percent of assets. Since year end 2000 borrowings have declined steadily, as funds generated from deposit growth and the pay down of the loan portfolio have in part been utilized to repay FHLB advances. As of March 31, 2003, the Company maintained total borrowings of $329.8 million, which equaled 11.6 percent of assets. FHLB advances have been the most prominent source of borrowing utilized by the Company and at March 31, 2003 accounted for all of the Company's borrowings.

        From year end 1998 through March 31, 2003, the Company's equity increased at an average annual growth rate of 14.7 percent. Over the same time period, tangible equity increased

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RP Financial, LC.
Page 1.10

at an average annual rate of 14.5 percent. The most significant capital growth was recorded in 2000, as the result of the completion of the minority stock offering and shares issued for the acquisition of First Northern. Net proceeds from the minority stock offering and issuance of common stock for the acquisition of First Northern approximated $99 million. Overall, the Company's equity-to-assets ratio increased from 9.4 percent at year end 1998 to 11.1 percent at March 31, 2003. The Company's tangible equity-to-assets ratio equaled
9.0 percent at March 31, 2003, versus a comparable ratio of 7.8 percent at year end 1998. The $7.8 million decline reflected in the Company's equity for the quarter ended March 31, 2003 was the result of stock repurchases. The additional capital realized from the second-step conversion offering will serve to strengthen the Company's capital position and support the growth strategies contemplated in its business plan.

Income and Expense Trends

        Table 1.2 shows the Company's historical income statements from the year ended December 31, 1998 through the twelve months ended March 31, 2003. Earnings for the Company over the past five and one-quarter years ranged from a loss of
0.24 percent of average assets in 1999 to a high of 0.92 percent of average assets in 2002. The loss recorded in 1999 was the result of a $15.6 million write-down of intangible assets that was deemed to be impaired. For the twelve months ended March 31, 2003, the Company reported net income of $26.1 million or
0.91 percent of average assets. Net interest income and operating expenses represent the primary components of the Company's earnings, while non-interest operating income has been a relatively limited source of earnings for the Company. The Company's historically strong credit quality has generally served to limit the impact of loss provisions on earnings. Gains realized from the sale of fixed rate loans to the secondary market have become a more prominent earnings source for the Company in recent years, as the result of an increase in lending volume for such loans.

        Bank Mutual has maintained a relatively low net interest margin throughout the period shown in Table 1.2, reflecting the Company's emphasis on managing interest rate risk and credit

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Page 1.11

        [Table 1.2 omitted from electronic version]

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RP Financial, LC.
Page 1.12

risk at the expense of potentially realizing wider yield-cost spreads in certain interest rate environments. Over the past five and one-quarter years, the Company's net interest income to average assets ratio ranged from a low of 2.30 percent during 1999 to a high of 2.69 percent during 2002. For the twelve months ended March 31, 2003, the Company's net interest income to average assets ratio equaled 2.66 percent. The comparatively higher net interest income ratios maintained during 2002 and the most recent twelve month period has been facilitated by a widening of the yield-cost resulting from the more immediate impact that the decline in short-term interest rates has had on the Company's funding costs relative to asset yields. Accordingly, the Company's net interest spread increased from 2.22 percent in 2001 to 2.49 percent for the twelve months ended March 31, 2003. Over the same time period, the Company's interest income ratio declined by 115 basis points, versus a more significant decline of 131 basis points in the interest expense ratio. While the Company's net interest income ratio has been higher during recent periods, the improvement has been somewhat limited by its interest rate risk management strategies. In particular, the reduction in funding costs has been limited by the Company's strategy to reduce the interest rate sensitivity of interest-bearing liabilities through offering attractive rates on longer term CDs and utilizing longer term fixed rate FHLB advances. The Company's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

        The Company began to experience compression in the net interest margin during the first quarter of 2003, reflecting a more significant reduction in yield earned on interest-earning assets relative to the decline in funding costs. In the current interest rate environment or if interest rates decline further, the Company anticipates that it would experience further compression in the net interest margin during 2003. Most notably, the loss of yield income resulting from accelerated repayments of 1-4 family loans and mortgage-related securities is no longer being offset by a comparable reduction in funding costs. The less significant reduction to be realized in funding costs is in part attributable to the Company's interest rate risk management strategies of extending CD maturities and utilizing longer term fixed rate FHLB advances. Additionally, the Company's ability to realize further reductions in core deposit costs is limited, since current rates paid on those accounts have already been reduced to near bottom levels.

        Non-interest operating income has been a fairly stable contributor to the Company's earnings over the past five and one-quarter years, ranging from a low of 0.37 percent of average

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RP Financial, LC.
Page 1.13

assets during 2002 and for the twelve months ended March 31, 2003 to a high of
0.46 percent of average assets during 1999. Service charges on deposits, brokerage and insurance commissions and miscellaneous other sources of income generated from retail and commercial services constitute the primary components of the Company's non-interest operating income. In recent years, service charges on deposits and brokerage and insurance commissions have been the primary growth areas of non-interest income. In 2002 and for the twelve months ended March 31, 2003, non-interest operating income was negatively impacted by losses recorded in loan related fees and servicing revenue due to impairment of mortgage servicing rights.

        Operating expenses, inclusive of amortization of goodwill and intangibles, represent the other major component of the Company's earnings, ranging from a low of 1.87 percent of average assets during 2002 and for the twelve months ended March 31, 2003 to a high of 2.75 percent of average assets during 1999. The higher operating expense ratio indicated for 1999 was the result of a $15.6 million write-down of intangible assets that was deemed to be impaired. Overall, the Company has maintained a relatively low level of operating expenses, which has been achieved despite maintaining a relatively high number employees for the Company's assets size. As of March 31, 2003, the Company's ratio of assets per full time equivalent employee equaled $3.7 million, versus a comparable ratio of $4.6 million for all publicly-traded thrifts. The Company's lower assets per employee ratio is in part attributable to the staffing needs of its relatively large network of banking offices. The Company recorded a slight decline in operating expenses during 2002 and for the most recent twelve month period compared to 2001, which was the result of the smaller impact that amortization of goodwill/intangibles had on earnings due to the change in accounting for goodwill. Following the conversion, the Company will be better positioned to leverage operating expenses through further growth of the balance sheet.

        Overall, the general trends in the Company's net interest margin and operating expense ratio since 1998 have resulted in an increase in the expense coverage ratio (net interest income divided by operating expenses). The Company's expense coverage ratio equaled 1.28 times during 1998, versus a comparable ratio of 1.42 times during the twelve months ended March 31, 2003. The increase in the expense coverage ratio was realized through both a higher net interest income ratio and a lower operating expense ratio, with the reduction in the operating expense ratio attributable the change in accounting for goodwill in which goodwill is no longer amortized but rather periodically tested for impairment. Comparatively, as the result of an increase in the

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RP Financial, LC.
Page 1.14

Company's operating expense ratio, excluding amortization of goodwill and intangibles, and a slight decline in non-interest operating as percent of average assets, Bank Mutual's efficiency ratio (defined as operating expenses, net of amortization of goodwill and intangibles, as a percent of the sum of net interest income and non-interest operating income) of 61.1 percent for the twelve months ended March 31, 2003 approximated the 61.8 percent efficiency ratio maintained during 1998.

        Loan loss provisions have had a fairly limited impact on the Company's earnings over the past five and one-quarter years, which has been supported by the Company's favorable credit quality. Over the past five and one-quarter years, loan loss provisions established by the Company have not exceeded 0.03 percent of average assets. While an increase in non-performing loans was experienced during 2002, the Company continued to maintain healthy reserve coverage ratios. As of March 31, 2003, the Company maintained allowance for loan losses of $13.0 million, equal to 151.9 percent of non-performing loans and 0.77 percent of net loans receivable. Exhibit I-6 sets forth the Company's allowance for loan loss activity during the past five and one-quarter years.

        The Company records gains on the sale of loans from the sale of fixed rate loans originations to the secondary market. Most loans are sold with servicing retained. Gains realized from the sale of loans were a larger source of earnings in 2002 and the most recent twelve month period, as historically low mortgage rates supported a significant increase in the Company's lending volume for 1-4 family fixed rate loans. Gains on the sale of loans equaled 0.24 of average assets for the twelve months ended March 31, 2003, versus a comparable low of 0.02 percent of average assets during 2000. The Company recorded nominal gains from the sale of investment securities during 1999 and 2002. The gains realized from the sale of investment securities are viewed as non-recurring income, while gains generated from the sale of fixed rate loan originations have been an ongoing activity for the Company. However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and resulting demand for longer term fixed rate loans.

        For the twelve months ended March 31, 2003, the Company's effective tax rate equaled 33.0 percent which was comparable to prior years after giving effect for the goodwill amortization expense that was not a taxable expense. The Company's marginal effective tax rate

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RP Financial, LC.
Page 1.15

approximates 40.0 percent. The lower effective tax rates indicated for by the Company reflect certain tax advantages realized from lower tax rates applied for investments maintained in the Company's investment subsidiaries.

Interest Rate Risk Management

        The Company implements a number of strategies to manage interest rates risk, pursuant to which the Company seeks to maintain an acceptable balance between maximizing yield potential and limiting exposure to changing interest rates. Management of the Company's interest rate risk is conducted on an ongoing basis and is reviewed formally by the Asset/Liability Committee ("ALCO") as needed. Bank Mutual utilizes monthly interest rate risk exposure reports prepared internally to monitor and analyze the effects that interest rate movements will have on the balance sheet and on net interest income. Based on balance sheet data as of March 31, 2003, a 200 basis point instantaneous and sustained rise in interest rates would result in a 1.0 percent decline in Present Value of Equity ("PVE"), which is within targeted limits as set forth by the Board. As of March 31, 2003, the Bank maintained a cumulative one year gap to assets ratio of positive 11.1 percent (see Exhibit I-7).

        The Company manages interest rate risk from the asset size of the balance sheet through such strategies as lending diversification into loans that are primarily offered as short-term fixed rate loans or adjustable rate loans with short-term repricing periods, emphasizing the origination and retention of 1-4 family loans with adjustable rates or certain fixed rate loans with 15-year terms, selling originations of certain 1-4 family 15- and 20-year fixed rate loans and all 30-year fixed rate originations, maintaining investments as available for sale and emphasizing investment in securities with short- and intermediate-term maturities of less than five years. As of March 31, 2003, of the total loans due after March 31, 2004, adjustable rate loans comprised 51.4 percent of the Company's loan portfolio (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through strategies such as reducing the interest rate sensitivity of interest-bearing liabilities through utilizing fixed rate borrowings with terms of more than one year, extending CD maturities in low interest rate environments through offering attractive rates on certain longer term CDs, and emphasizing growth of less interest rate sensitive and lower cost savings and transaction accounts.

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RP Financial, LC.
Page 1.16

Lending Activities and Strategy

        The Company's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Company includes commercial real estate, multi-family, commercial business, consumer, construction and development loans. Going forward, the Bank's lending strategy is to place a greater emphasis on the origination of consumer loans, particularly home equity loans, commercial real estate loans and commercial business loans, although the origination of 1-4 family permanent mortgage loans is expected to remain as the Company's most prominent lending activity. However, it is anticipated that growth of the 1-4 family portfolio will continued to be slowed by the sale of a large portion of fixed rate originations, thereby providing for a gradual shift in the Company's loan portfolio composition towards higher concentrations of consumer loans, commercial real estate loans and commercial business loans and a resulting lower concentration of 1-4 family loans. Exhibit I-9 provides historical detail of Bank Mutual's loan portfolio composition over the past five and one-quarter years and Exhibit I-10 provides the contractual maturity of the Company's loan portfolio by loan type as of March 31, 2003.

        Bank Mutual originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, retaining all ARM loans and selling most fixed rate loans. The Bank typically sells all 30-year fixed rate originations, while retaining a portion of originations with terms of 20 years or less. Loans are generally sold with servicing retained by the Bank. Bank Mutual offers ARM loans that adjust every one, three or five years and are indexed to the comparable term U.S. Treasury Constant Maturity Index or the National Monthly Median Cost of Funds for SAIF insured institutions. After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term. Some of the ARM loans are granted with conversion options, which provide terms for a limited period early in the term of the ARM loan that allows the borrower to convert the mortgage loan to a fixed rate mortgage loan. The substantial portion of the Bank's 1-4 family permanent mortgage loans are underwritten to secondary market standards specified by Fannie Mae or Freddie Mac. As of March 31, 2003, the Bank's 1-4 family permanent mortgage loan portfolio totaled $823.6 million or 46.9 percent of total loans outstanding.

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RP Financial, LC.
Page 1.17

        Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences, as well as multi-family and commercial real estate properties. The Company's 1-4 family construction lending activities consist of construction financing for construction/permanent loans and are offered on comparable terms as permanent mortgage loans. Construction commercial real estate and multi-family loans are generally originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. Construction loans require the payment of interest only during the construction period. Development loans constitute a minor area of lending diversification for the Company, consisting of the financing of local properties that will be used for residential and commercial development. As of March 31, 2003, Bank Mutual's outstanding balance of construction and development loans totaled $117.9 million or 6.7 percent of total loans outstanding.

        The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are substantially collateralized by Wisconsin-based properties. Bank Mutual originates commercial real estate and multi-family loans up to a maximum loan-to-value ratio of 80.0 percent and requires a minimum debt-coverage ratio of 1.2 times for commercial real estate loans and 1.1 times for multi-family loans. Loan terms typically provide for up to 25-year amortizations and are offered as fixed rate, ARM and balloon loans. Balloon loans generally are amortized on a 15 to 25 year basis with a typical balloon provision of three to ten years. In light of the higher credit risk associated with commercial real estate and multi-family loans, loan rates offered on those loans are at a premium to the Company's 1-4 family loan rates. Properties securing the commercial real estate and multi-family loan portfolio consist primarily of office buildings, warehouses, retail properties, commercial condominiums, mixed-use properties, industrial buildings and apartment buildings. As of March 31, 2003, the commercial real estate and multi-family loan portfolio totaled $311.1 million or 17.7 percent of the total loan portfolio.

        At March 31, 2003, the largest outstanding loan on a multi-family property was $12.0 million on a 148 unit apartment project located in Oak Creek, Wisconsin. At the same date, the largest outstanding loan on a commercial real estate property was $21.7 million on a retail/office building complex located in Brookfield, Wisconsin. Both loans were current and performing in accordance with their terms, at March 31, 2003.

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RP Financial, LC.
Page 1.18

        Diversification into non-mortgage lending consists of consumer loans, as well as commercial business loans. Home equity loans represent the primary component of the consumer loan portfolio, which consist of amortizing loans and lines of credit. Fixed rate home equity loans are amortized for terms ranging from three to fifteen years. Adjustable rate home equity loans currently have a fixed rate for three years then adjust annually or monthly depending upon the offering, with amortization terms of up to twenty years. Home equity lines of credit are tied to the prime rate and are offered for terms of up to ten years. Home equity lines of credit require a minimum monthly payment of interest only or the greater of $100 or 1.5 percent of the month end balance. The Company will lend up to maximum loan-to-value ratio of 100 percent of the combined balance of the home equity loan or line of credit and the first lien. As of March 31, 2003, the Company maintained $239.8 million of amortizing home equity loans and $77.5 million of home equity lines of credit.

        Beyond home equity loans, the consumer loan portfolio consists primarily of auto loans. As of March 31, 2003, the Company maintained auto loans totaling $64.9 million, most of which consisted of indirect auto loans. The indirect auto loan portfolio is primarily generated through the Company's 50 percent ownership interest in Savings Financial Corporation ("SFC"), which purchases indirect auto loans from Wisconsin-based dealerships and sells them either to Bank Mutual or the other equity partner. SFC underwrites and services the loans. Other consumer loans held by the Company consist of student loans, loans secured by deposits, various other types of direct installment loans, and unsecured credit card balances. Growth of the consumer loan portfolio is currently an area of lending emphasis for the Company, with most of the growth projected to be realized in home equity loans and home equity lines of credit. As of March 31, 2003, the Bank's consumer loan portfolio totaled $432.5 million or 24.6 percent of total loans outstanding.

        The Company offers commercial business loans and lines of credit to small and medium sized companies in its market area. Commercial business loans offered by the Company consist of floating rate loans indexed to the prime rate and fixed rate loans for terms of up to seven years. Fixed rate loans are generally priced at a margin over the yield on U.S. Treasury issues with maturities that correspond to the maturities of the loan. The commercial business loan portfolio consists substantially of loans that are secured by business assets and personal assets, while the portfolio also includes a minor amount of unsecured loans for purposes of working

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RP Financial, LC.
Page 1.19

capital and other general business purposes. The commercial business loan portfolio includes loans to businesses for equipment purchases, working capital lines of credit, debt refinancing, SBA loans and domestic stand-by letters of credit. Commercial business lending is a desired lending growth area for the Company. To facilitate the planned commercial lending growth, the Company recently hired a Vice President who has significant experience in local commercial lending management to oversee the Bank's commercial business lending activities. As of March 31, 2003, Bank Mutual's outstanding balance of commercial business loans totaled $70.9 million or 4.0 percent of total loans outstanding.

        Exhibit I-11 provides a summary of the Company's lending activities over the past three and one-quarter years. The Company's lending volume has increased significantly since 2000, which has been in part supported by the additional loan generation that was provided by the acquisition of First Northern. The increase in lending volume has also been supported by historically low mortgage rates, which has facilitated a surge in demand for residential loans both with respect to financing new home purchases and construction and refinancing of existing mortgages. Total loan originations increased from $354.8 million in 2000 to $1.2 billion for the twelve months ended March 31, 2003, with most of the increase attributable to increased originations of mortgage loans. Mortgage loan originations accounted for $863.2 million or 71.7 percent of the Company's total loan volume for the twelve months ended March 31, 2003, versus comparable measures of $189.7 million or 53.5 percent during 2000. Notwithstanding the dramatic increase experienced in the Company's loan volume, loan portfolio growth has been slowed by accelerated repayments that has resulted from borrowers refinancing into lower rate loans and the sale of most originations of fixed rate 1-4 family mortgage loans to the secondary market. In fact, loans receivable declined during 2002, as the result of the pay down of the 1-4 family loan portfolio. With the exception of loans acquired in connection with the acquisition of First Northern, the Company has purchased only a minor amount of loans during the past three and one-quarter years. Such purchases consist of 1-4 family loans secured by residences in Wisconsin and other nearby Midwestern states.

Asset Quality

        The Company's historical 1-4 family lending emphasis and credit risk management strategies have generally supported favorable credit quality measures. Over the past five and

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RP Financial, LC.
Page 1.20

one-quarter years, Bank Mutual's balance of non-performing assets ranged from a low of 0.14 percent of assets at year end 2001 to a high of 0.55 percent of assets at year end 1998. As of March 31, 2003, non-performing assets-to-total assets equaled 0.33 percent. The increase in non-performing assets since 2001 has been the result of a rise in commercial loan delinquencies, which management believes has been mostly attributable to the general decline in economic conditions. Non-accruing commercial business loans totaling $5.2 million accounted for 60.3 percent of the Company's total balance of non-performing loans at March 31, 2003. As shown in Exhibit I-12, the Company's balance of non-performing assets at March 31, 2003 consisted of $7.6 million of non-accruing loans, $941,000 of accruing loans delinquent 90 days or more and $741,000 of foreclosed properties and repossessed assets.

        To track the adequacy of valuation allowances, Bank Mutual has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. The appropriateness of the allowance is reviewed monthly by senior management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Company. Other outside factors such as credit quality trends, collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan are also considered. The Board of Directors also reviews the loan loss allowances compared to the relative size of the portfolio on at least a quarterly basis. As of March 31, 2003, the Company's allowance for loan losses was $13.0 million, which equaled
151.9 percent of non-performing loans and 0.77 percent of net loans receivable.

Funding Composition and Strategy

        Deposits have consistently served as the Company's primary source of funds and at March 31, 2003 deposits accounted for 86.7 percent of Bank Mutual's interest-bearing funding composition. Exhibit I-13 provides historical detail of the Company's deposit composition for the past five and one-quarter years. CDs comprise the largest component of the Company's deposit composition, with the current CD composition reflecting a slightly higher concentration of short-term CDs (maturities of one year or less). As of March 31, 2003, the CD portfolio equaled $1.3 billion or 60.6 percent of total deposits. As of March 31, 2003,
54.0 percent of total

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RP Financial, LC.
Page 1.21

CDs mature in one year or less. Jumbo CDs (CD accounts with balances of $100,000 or more) equaled $169.1 million or 13.0 percent of total CDs (see Exhibit I-14). The Company held $17.6 million of brokered CDs at March 31, 2003.

        Lower cost savings and transaction accounts comprise the balance of the Company's deposit composition, with such deposits equaling $845.4 million or
39.4 percent of total deposits at March 31, 2003. Money market accounts comprise the largest component of the Company's transaction and savings account balance, equaling $352.1 million or 41.6 percent of total transaction and savings accounts at March 31, 2003. Money market accounts have also represented the strongest source of growth in the Company's transaction and savings accounts during the past two and one-quarter years, which has provided for a slight increase in the level of transaction and savings accounts that comprise total deposits. Transaction and savings accounts equaled 37.6 percent of total deposits at year end 2000, as compared to the 39.4 percent ratio maintained at March 31, 2003. Growth of money market accounts has been in part facilitated by the low interest rate environment, as the general decline in CD rates has increased depositor preference to hold funds in liquid transaction accounts.

        Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk. As of March 31, 2003, the Company maintained total borrowings of $329.8 million, which consisted entirely of FHLB advances. FHLB advances consist of fixed rate instruments, most of which mature in more than one year at March 31, 2003. The Company's other borrowings consist of short-term borrowed deposits from the Federal Reserve Bank. Exhibit I-15 provides detail of the Company's borrowing activities during the past three and one-quarter years.

Subsidiaries of the Bank

        The Bank maintains five active subsidiaries for purposes of managing investments and providing customer services. A summary description of each of the Bank's active subsidiaries is set forth below.

        Lake Financial and Insurance Services, Inc. ("Lake Financial"), a wholly-owned subsidiary of the Bank, provides investment and insurance services to both the Bank's customers and the general public. Investment services include tax deferred and tax free investments,

RP Financial, LC.
Page 1.22

mutual funds, and government securities. Personal insurance, business insurance, life and disability insurance and mortgage protection products are also offered by Lake Financial.

        Mutual Investment Corporation, a wholly-owned subsidiary of the Bank, owns and manages part of the Bank's investment portfolio.

        First Northern Investments, Inc., a wholly-owned subsidiary of the Bank, owns and manages part of the Bank's investment and loan portfolios.

        MC Development LTD, a wholly-owned subsidiary of the Bank, is involved in land development and sales. It owns two parcels of undeveloped land consisting of 15 acres in Brown Deer, Wisconsin and 318 acres in Oconomowoc, Wisconsin.

        Savings Financial Corporation ("SFC"), 50 percent owned by the Bank and 50 percent owned by another financial institution, originates, sells and services indirect automobile loans. SFC sells the loans on a regular basis to First Northern Investments, Inc. or the Bank, but retains the servicing rights in the loans.

        In addition, the Bank has five wholly-owned subsidiaries that are inactive but will continue to be wholly-owned subsidiaries for possible future use in a related or other area.

Legal Proceedings

        The Company is periodically involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the Company's financial condition and results of operations.

RP Financial, LC.
Page 2.1

                                 II. MARKET AREA

Introduction

        Bank Mutual maintains 69 banking offices located in 28 counties in Wisconsin and one banking office in Woodbury, Minnesota. The Company is headquartered and maintains its largest concentration of banking offices in the Milwaukee metropolitan area, which includes Milwaukee, Waukesha, Ozaukee, and Washington counties. There are 18 banking offices in this area, with an additional office expected to be opened in the fourth quarter of 2003. The Company maintains 21 banking offices in nine northeastern counties, which includes the city of Green Bay, 19 banking offices in the northwestern part of Wisconsin and four banking offices in the Madison area, which is the state capital of Wisconsin. Overall, counties in which Bank Mutual maintains a banking office presence account for 66 percent of Wisconsin's population. Exhibit II-1 provides information on the Company's office facilities.

The primary market area includes a mixture of rural, suburban and urban markets, with the Milwaukee MSA being the most populous and more urban of the markets served by the Company's banking offices. Given the statewide presence of the banking office network, the market area served by the Company has a fairly diversified economy, with services, wholesale/retail trade, manufacturing, and state and local government constituting the basis of the Wisconsin economy. Consistent with the national economy, the Wisconsin economy has experienced a slow down as well during the past two years. However, the low interest rate environment has supported a strong housing market and a resulting high demand for residential loans, both with respect to financing new home purchases and construction and refinancing of existing mortgages. The Company's competitive environment includes a large number of thrifts, commercial banks, credit unions and other financial services companies, some of which have a regional or national presence.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been taken in account regarding their relative impact on value.

RP Financial, LC.
Page 2.2

National Economic Factors

        The future success of the Company's operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, economic data at the beginning of the second quarter of 2002 provided indications that the economic recovery was tapering off, based on a slower rate of expansion in the manufacturing sector and a decline in construction activity. However, consumer spending remained strong in the second quarter as evidenced by a surge in retail sales. Likewise, the lower interest rate continued to support strong demand for housing in the second quarter.

        Indications that the economy's recovery was weakening became more pronounced at the beginning of the third quarter of 2002. Manufacturing activity declined and a decline in consumer confidence translated into soft retail sales. Notwithstanding the decline in consumer confidence and weak labor market, consumer spending remained strong in the third quarter for purchases of homes and cars. However, consumer confidence fell to a nine-year low at the beginning of the fourth quarter, reflecting the impact of stock market losses, war fears and a sagging economic recovery. The economy generally grew slowly through the end of 2002, while business spending in all sectors continued to be limited. Job growth was also negatively impacted by the curtailment in business spending, as the national unemployment rate reached an eight-year high of 6.0 percent in November 2002. Led by more cuts in the manufacturing sector employment contracted further in December 2002, while GDP growth in the fourth quarter of 2002 slowed to an annual rate of 1.1 percent. Despite the slumping economy, historically low mortgage rates continued to support a strong housing market for the fourth quarter of 2002.

        Economic data for January 2003 suggested that the economy was starting to improve, as the U.S. unemployment rate fell to a three-month low of 5.7 percent. Also, retail sales and manufacturing activity for January showed unexpected strength, although prospects for future growth remained uncertain as the February consumer sentiment index dropped to a nine-and-a-half year low. War fears and higher energy prices cast a pall over the economy in February, as jobless claims rose to a two-month high and retail sales declined. Housing starts dropped sharply in February, because of bad weather and war worries. Employment data further signaled that the economic recovery was faltering, as the U.S. economy suffered a worse-than-expected decline in

RP Financial, LC.
Page 2.3

payrolls in March. Notwithstanding the loss of jobs in March, the U.S. unemployment rate for March remained steady at 5.8 percent. Overall, the national economy grew at a 1.6 percent annual rate in the first quarter, as growth in consumer spending slowed and companies cut both capital spending and inventory restocking.

        The beginning of the second quarter of 2003 provided mixed economic signals. Initial jobless claims hit a one-year high in late-April, but consumer sentiment also edged higher in April. Despite the improvement in consumer sentiment, which was expected to support an increase in spending, the outlook for job growth remained dim. Job losses continued in April for the third month in a row and the April national unemployment rate rose to 6.0 percent. The manufacturing sector also continued to struggle in April, as industrial production declined for the second straight month and factories were operating at their lowest rate in 20 years.

        In terms of interest rate trends over the past year, interest rates eased lower at the beginning of the second quarter of 2002 as the economic recovery showed signs of faltering. At its early-May meeting, the Federal Reserve left rates at a 40-year low, stating that the risks of economic weakness and inflation were equally balanced. The mild downward trend in interest rates continued through the end of the second quarter, as selling pressure in stocks and political turmoil abroad further added to the attractiveness of U.S. Treasuries as a safe investment alternative. The extended sell-off in the stock market and indications of a weakening economic recovery provided for further easing of interest rates during most of the third quarter, with the yield on the 10-year U.S. Treasury note falling below 4.0 percent for the first time in 40 years in early-September 2002.

        Interest rates settled below four percent through the balance of the third quarter and into the beginning of the fourth quarter of 2002, as the Federal Reserve elected to hold interest rates steady at its late-September meeting but hinted at the possibility of lowering rates in the fourth quarter. The yield on the 10-year bond moved back above 4.0 percent in mid-October, due to a recovery in the stock market. However, bond prices strengthened in late-October, primarily on the basis of more weak economic data and growing expectations of an interest rate cut by the Federal Reserve. An unexpectedly large half a percentage point rate cut by the Federal Reserve and a sell-off in the stock market served to extend the bond market rally into early-November. Interest rates edged higher in late-November and early-December, as investors shifted more

RP Financial, LC.
Page 2.4

money to stocks from bonds. Bond prices strengthened at the close of 2002, with the yield on the 10-year U.S. Treasury note falling back below 4.0 percent. The struggling economy and growing geopolitical concerns were noted as factors that contributed to the rebound in bond prices.

        A rally in the stock market pushed interest rates higher at the beginning of 2003, although bond prices recovered in late-January on more soft economic data and a decline in stocks. The Federal Reserve left rates unchanged at its late-January meeting, indicating that the risks between weakness and inflation were balanced. Despite signs of a strengthening economy, Treasury prices moved higher in mid-February on the threat of war with Iraq and a downward trend in stocks. Signs of a stalling economic recovery and a sell-off in equities extended the downward trend in interest rates through early-March, sending U.S. Treasury yields to their lowest level since 1958. Comparatively, interest rates moved higher in mid-March, as stocks rallied sharply higher on expectations of a quick and decisive U.S. led strike on Iraq. The Federal Reserve left rates unchanged at its mid-March meeting, signaling uncertainty of the current strength of the economy due to the Iraq conflict. Bond prices strengthened in late-March, as weak economic data and fears that the war in Iraq could be longer and more difficult than initially anticipated served to push the yield on the 10-year Treasury back below 4.0 percent.

        Treasury prices moved lower at the beginning of the second quarter of 2003, as the bond market ignored weak economic data and focused mainly on news of U.S. war successes in Iraq that sparked a rally in stocks. Weak economic data provided support for Treasury prices in mid-April, as the yield on the ten-year U.S. Treasury note stabilized at slightly below 4.0 percent through the end of April. The Federal Reserve concluded to leave short-term interest rates unchanged at its meeting in early-May. However, in a major shift, the central bank signaled that it may cut rates later to ward off the possibility of deflation, which served to boost Treasury prices following the Federal Reserve meeting. Amid more signs of economic sluggishness and growing concerns of deflation, Treasury yields plunged to their lowest levels in 45 years in mid-May. As of May 16, 2003, one- and ten-year U.S. Treasury bonds were yielding
1.14 percent and 3.48 percent, respectively, versus comparable year ago rates of
2.27 percent and 5.19 percent. Exhibit II-2 provides historical interest rate trends from 1995 through May 16, 2003.

RP Financial, LC.
Page 2.5

Market Area Demographics

        Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the Company's market area (see Table 2.1). Since 1990, the primary market area counties served by the Company have exhibited mixed growth characteristics as measured by population and household growth. Milwaukee County, which has the largest population among the primary market area counties, posted a decline in population from 1990 to 2001. Comparatively, Brown County has experienced relatively strong population growth during the past eleven years, exceeding the comparable growth rates for Wisconsin and the U.S. Milwaukee County's negative population growth rate can be attributed to a general trend of urban flight into nearby suburban markets. Evidence of this is highlighted by the above average population growth experienced in Waukesha County, which is part of the Milwaukee MSA. Other market area counties that have recorded strong increases in population include Calumet (northeastern county), Columbia (Madison area), Dane (Madison area), Outagamie (northeastern county), Polk (northwestern county), Saint Croix (northwestern county), and Washburn (northwestern county). Household growth trends for the market area counties generally paralleled population growth, with the strongest household growth realized in the same counties that have recorded the higher population growth rates. Projected population and household growth trends for the primary market area counties are not expected to vary materially from recent historical trends, although consistent with state and national trends most of the primary market area counties are projected to experience a slower rate of population growth over the next five years.

        Income levels in the market area tend to reflect the nature of the markets served, with higher income levels generally indicated for the faster growing and more metropolitan areas served by Bank Mutual. Median household income was the highest in Waukesha County, which is a suburb of Milwaukee. Median household and per capita income measures for Brown County further highlight the attractiveness of that market area, as both measures exceeded the comparable measures for the U.S. and Wisconsin. Growth in household income is projected to

RP Financial, LC.
Page 2.6

        [Table 2.1 omitted from electronic version]

RP Financial, LC.
Page 2.7

continue over the next five years throughout the primary market area, although, consistent with the U.S. and Wisconsin, the rate of growth is generally projected to be less compared to the 1990 to 2001 time period. Household income distribution measures further imply that the primary market area is represented by all income levels, with the Milwaukee and Green Bay metropolitan areas constituting some of the more affluent markets served by the Company.

        In summary, the demographic characteristics of the primary market area are considered to be conducive for facilitating loan and deposit growth. Additionally, growth may also be realized through acquisitions of financial institutions or other providers of financial services, although there are currently no acquisitions under consideration by the Company.

Regional Economy

        The markets served by the Company's network of banking offices are represented by a fairly diverse cross section of employment sectors. Manufacturing plays a major role in the economies of both the Milwaukee and Green Bay metropolitan areas. Services and trade also constitute major employment sectors throughout the markets served by the Company. Overall, the Company serves a fairly broad-based economy, which somewhat mitigates the risk associated with a decline in any particular economic sector or industry. However, like many other states, Wisconsin's economy has been adversely affected by the economic slow down and the state is facing a significant budget deficit caused principally by a decline in revenues generated from statewide commerce.

        The Milwaukee MSA economy is based on manufacturing, and the Milwaukee MSA is a leading center of manufacturing activity in the nation. Overall, manufacturing accounts for 17.4 percent of the Milwaukee MSA labor force, while accounting for 23.9 percent of the MSA's earnings. Comparative figures for Brown County reflected that 17.9 percent of the labor force was employed in the manufacturing sector and manufacturing accounted for 23.2 percent of the labor force's earnings. The manufacturing sector is supported by machinery production, including mining machinery, construction machinery and small gasoline engines. A variety of high technology industries also maintain a manufacturing presence in the Milwaukee MSA, producing durable goods such as computers, industrial robots and avionics. The Milwaukee

RP Financial, LC.
Page 2.8

MSA is also headquarters to a number of Fortune 500 industrial companies, including Briggs & Stratton, Harley-Davidson, Johnson Controls and Rockwell International.

        Similar to national trends, services and wholesale/retail trade industries represent the largest employment sectors in both the Milwaukee MSA and Brown County. Services and wholesale/retail trade jobs accounted for 34.2 percent and 20.8 percent of the jobs in the Milwaukee MSA, respectively, in 2000 (the most recent data available). Comparative measures for Brown County equaled
27.3 percent and 22.3 percent, respectively. All sectors of Wisconsin's economy added jobs from 1996 to 2000, with the exception of farm employment. The strongest job growth was realized in services, while growth in the number of manufacturing jobs in the state has been more limited and exhibited a decline from 1998 to 2000.

        In summary, the Company's market area economy is relatively broad-based and due to its overall size reflects the economy of the state of Wisconsin. Table 2.2 provides an overview of employment by sector in the state of Wisconsin. Consistent with the U.S. employment data, service jobs represent the largest employment sector in Wisconsin.

                                    Table 2.2
                          Wisconsin Employment Sectors

             Employment Sectors                                 % of Labor Force
             ------------------                                 ----------------
             Services                                                 27.8%
             Wholesale/Retail Trade                                   21.5
             Manufacturing                                            18.4
             Government                                               11.7
             Finance, Insurance, Real Estate                           6.8
             Construction                                              5.2
             Transportation and Public Utilities                       4.5
             Other                                                     4.1
                                                                ----------------
                                                                     100.0%

             Source: Regional Economic Information System Bureau of Economic Analysis.

        Comparative unemployment rates for the Milwaukee MSA, Milwaukee County and Brown County, as well as for the U.S. and Wisconsin, are shown in Table 2.3. The unemployment data reflects that the stronger demographic growth markets in the greater Green Bay area, which includes Brown County, have been beneficial to the local economy as implied

RP Financial, LC.
Page 2.9

by Brown County's relatively low unemployment rate. Comparatively, Milwaukee County's relatively high unemployment rate is indicative of urban markets in general and reflects the migration of population and jobs to nearby suburban markets. Overall, Wisconsin's unemployment rate was similar to the national unemployment rate, suggesting the slow down in the national economy has had a comparable impact on the state's economy. However, in contrast to the increase reflected in the U.S. unemployment rate from a year ago, the current unemployment rates for Wisconsin, Milwaukee County and the Milwaukee MSA were slightly lower compared to a year ago. Brown County's February 2003 unemployment reflected no change from a year.

                                    Table 2.3
                                Unemployment Data

         Region                                        February 2002           February 2003
         ------                                        -------------           -------------
         United States                                       6.1%                    6.4%
         Wisconsin                                           6.8                     6.5
         Brown County                                        5.8                     5.8
         Milwaukee County                                    7.1                     7.0
         Milwaukee MSA                                       6.3                     6.2

         Source:  U.S. Bureau of Labor Statistics.

Deposit Trends

        The Company's retail deposit base is closely tied to the economic fortunes of Wisconsin and, in particular, the regional markets where banking offices are currently maintained. Table 2.4 displays deposit market trends from June 30, 1999 through June 30, 2002 for the counties where the Company maintained banking offices during that period. Additional data is also presented for the state of Wisconsin. The data indicates that deposit growth has been realized in the all of the counties served by the Company's banking offices. Similar to the state of Wisconsin, commercial banks maintained a larger market share of deposits than savings institutions in all of the primary market area counties.

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RP Financial, LC.
Page 2.10

        [Table 2.4 omitted from electronic version]

RP Financial, LC.
Page 2.11

        Bank Mutual's largest holding of deposits is maintained in Milwaukee County, where the Company is headquartered. The Company's $600.6 million of deposits at the Milwaukee County banking offices represented a 2.7 percent market share of thrift and bank deposits at June 30, 2002. Bank Mutual maintained larger deposit market shares in several other counties with lower deposit holdings, most notably Brown County (9.0 percent), Calumet County (10.6 percent), Chippewa County (10.2 percent market share), Dunn County (13.0 percent) market share), Eau Claire County (9.2 percent), Marinette County (17.8 percent), Sawyer County (8.1 percent), and Shawano County (8.9 percent). The Company's comparatively lower market share of deposits in Milwaukee County highlights the presence of significantly larger competitors, as well as the large number of bank and thrift competitors operating in the Milwaukee MSA. From June 30, 1999 through June 30, 2002, the Company experienced a decline in market share in the majority of the counties served by its banking offices.

Competition

        The Company faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Bank Mutual. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.5 lists the Company's largest competitors in Wisconsin, Brown County, Milwaukee County and the Milwaukee MSA, based on deposit market share as noted parenthetically. The Company's deposit market share and market rank are also provided in Table 2.5.

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RP Financial, LC.
Page 2.12

                                    Table 2.5
                             Bank Mutual Corporation
                         Market Area Deposit Competitors

Location                                            Name
--------                                            ----

Wisconsin                                Marshall & Ilsley Corp.(16.96%)
                                         U.S. Bancorp(12.07%)
                                         Associated Banc-Corp(6.70%)
                                         Bank Mutual Corp(2.48%) - Rank of 7

Brown County                             Associated Banc-Corp.(33.51%)
                                         Marshall & Ilsely Corp.(13.18%)
                                         Bank One Corp.(8.41%)
                                         Bank Mutual Corp.(8.99%) - Rank of 3

Milwaukee County                         Marshall & Ilsley Corp. (28.47%)
                                         U.S. Bancorp (28.42%)
                                         Bank One Corp. (6.26%)
                                         Bank Mutual Corp. (2.74%) - Rank of 6

Milwaukee MSA                            Marshall & Ilsley Corp. (25.81%)
                                         U.S. Bancorp (22.27%)
                                         Bank One Corp. (7.01%)
                                         Bank Mutual Corp. (2.46%) - Rank of 6

Source: SNL Financial

        In the face of this competition, it has been necessary for the Company to establish a strategy in order to continue to expand and operate as a viable competitor. As a strong multi-market community banking franchise, the Company's strategy has placed an emphasis on positioning Bank Mutual as a community-oriented financial institution that provides a comprehensive product line and superior customer service that meets the retail and commercial banking needs of its local customer base.

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS

        This chapter presents an analysis of Bank Mutual's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Bank Mutual is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Bank Mutual, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

        The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

        Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 230 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Bank Mutual will be a full public company

RP Financial, LC.
Page 3.2

upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected eleven institutions with characteristics similar to those of Bank Mutual. In the selection process, we applied three "screens" to the universe of all public companies:

        . Screen #1. Wisconsin institutions with assets between $1 billion and $5 billion. Three companies met the criteria for Screen #1 and all three were included in the Peer Group: Anchor Bancorp, First Federal Capital Corp. and St. Francis Capital Corp.
                Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts based in Wisconsin.

        . Screen #2. Midwest institutions with assets between $1 billion and $5 billion and tangible equity-to-assets ratios of at least 8.0 percent. Six companies met the criteria for Screen #2 and five were included in the Peer Group: CFS Bancorp, Inc. of Indiana, Camco Financial Corp. of Ohio, First Place Financial Corp. of Ohio, NASB Financial, Inc. of Missouri and United Community Financial of Ohio. TierOne Corporation of Nebraska was excluded from the Peer Group due to the recency of its conversion, which was completed in October 2002. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

        . Screen #3. Second-step conversion offerings completed since the beginning of 2000 and prior to 2003 with assets between $1 billion and $10 billion. Three companies met the criteria for Screen #3 and all three were included in the Peer Group: Brookline Bancorp, Inc. of Massachusetts, Fidelity Bankshares, Inc. of Florida and Waypoint Financial Corp. of Pennsylvania.

        Table 3.1 shows the general characteristics of each of the eleven Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Bank Mutual, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Bank Mutual's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

        A summary description of the key characteristics of each of the Peer Group companies is detailed below.

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Page 3.3

        [Table 3.1 omitted from electronic version]

RP Financial, LC.
Page 3.4

..       Anchor Bancorp of Wisconsin. Selected due to Wisconsin market area, comparable asset size, similar interest-bearing funding composition, similar earnings contribution from sources of non-interest operating income, comparable level of operating expenses and favorable credit quality measures.

..       Brookline Bancorp of Massachusetts. Selected due to traditional thrift operating strategy, completion of second-step conversion in 2002, similar interest-earning asset composition, relatively low operating expenses and favorable credit quality measures.

..       CFS Bancorp, Inc. of Indiana. Selected due to traditional thrift operating strategy, comparable interest-earning asset composition, relatively low level of operating expenses and similar concentrations of mortgage-backed securities and 1-4 family loans comprising total assets.

..       Camco Financial Corp. of Ohio. Selected due to traditional thrift operating strategy, comparable return on average assets, similar earnings contribution from sources of non-interest operating income, relatively low level of operating expenses and comparable lending diversification emphasis on commercial real estate/multi-family loans.

..       Fidelity Bankshares, Inc. of Florida. Selected due to traditional thrift operating strategy, completion of second-step conversion in 2001, comparable asset size, similar interest-bearing funding composition, comparable lending diversification emphasis on commercial real estate/multi-family loans, comparable degree of lending diversification into higher risk types of loans and favorable credit quality measures.

..       First Federal Capital Corp. of Wisconsin. Selected due to Wisconsin
        market area, traditional thrift operating strategy, comparable asset size, similar interest-bearing funding composition, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets, comparable degree of lending diversification into higher risk types of loans and favorable credit quality measures.

..       First Place Financial Corp. of Ohio. Selected due to traditional thrift operating strategy, similar interest-earning asset composition, similar interest-bearing funding composition, comparable return on average assets, similar net interest margin and similar earnings contribution from sources of non-interest operating income.

..       NASB Financial, Inc. of Missouri. Selected due to traditional thrift operating strategy and similar concentration of 1-4 family permanent mortgage loans comprising total assets.

..       St. Francis Capital Corp. of Wisconsin. Selected due to Wisconsin market area, traditional thrift operating strategy, similar interest-earning asset composition, comparable return on average assets, similar earnings contribution from sources of non-interest operating income, relatively low level of operating expenses, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets and favorable credit quality measures.

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Page 3.5

..       United Financial Community of Ohio. Selected due to traditional thrift operating strategy, similar interest-bearing funding composition and comparable return on average assets.

..       Waypoint Financial Corp. of Pennsylvania. Selected due to traditional thrift operating strategy, completion of second-step conversion in 2000, comparable return on average assets, relatively low level of operating expenses and favorable credit quality measures.

        In aggregate, the Peer Group companies maintain a slightly higher level of capital than the industry average (12.25 percent of assets versus 10.42 percent for all public companies), generate higher earnings as a percent of average assets (1.06 percent ROAA versus 0.91 percent for all public companies), and generate a higher ROE (10.95 percent ROE versus 9.23 percent for all public companies). Overall, the Peer Group's average P/B ratio and average P/E multiple were slightly above and slightly below the respective averages for all publicly-traded thrifts.

                                                       ALL
                                                 PUBLICLY-TRADED    PEER GROUP
                                                 ---------------    ----------
        Financial Characteristics (Averages)
        Assets ($Mil)                            $         2,286    $    2,357
        Market capitalization ($Mil)             $           303    $      354
        Equity/assets (%)                                  10.42%        12.25%
        Return on average assets (%)                        0.91%         1.06%
        Return on average equity (%)                        9.23%        10.95%

        Pricing Ratios (Averages)(1)
        Price/earnings (x)                                 15.13x        14.26x
        Price/book (%)                                    141.54%       145.62%
        Price/assets (%)                                   14.48%        16.88%

        (1)      Based on market prices as of May 16, 2003.

        Ideally, the Peer Group companies would be comparable to Bank Mutual in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Bank Mutual, as will be highlighted in the following comparative analysis.

RP Financial, LC.
Page 3.6

        [Table 3.2 omitted from electronic version]

RP Financial, LC.
Page 3.7

Financial Condition

        Table 3.2 shows comparative balance sheet measures for Bank Mutual and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company's and the Peer Group's ratios reflect balances as of March 31, 2003, unless indicated otherwise for the Peer Group companies. Bank Mutual's equity-to-assets ratio of 11.1 percent was below the Peer Group's average net worth ratio of 12.3 percent. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 9.0 percent and 11.6 percent, respectively, as goodwill and intangibles represent a more significant factor on the Company's balance sheet. The Company's pro forma tangible capital position will increase with the addition of stock proceeds to a level that will likely exceed the Peer Group's tangible capital ratio. The increase in Bank Mutual's pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that may be realized through leverage and lower funding costs. At the same time, the Company's higher pro forma capitalization will also result in a relatively low return on equity. Both the Company's and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

        The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for Bank Mutual and the Peer Group. The Peer Group maintained a higher concentration of loans as a percent of assets than the Company (66.8 percent versus 61.4 percent for the Peer Group), while the Company's cash and investments-to-assets ratio was higher than the comparable ratio for the Peer Group (33.3 percent versus 28.6 percent for the Peer Group). Overall, Bank Mutual's interest-earning assets amounted to 94.7 percent of assets, which was slightly below the comparable Peer Group ratio of 95.4 percent. The Company's lower ratio of interest-earning assets was attributable to the more significant impact of goodwill and intangibles on its balance sheet, which constituted 2.0 percent and 0.6 percent of the Company's and the Peer Group's assets, respectively.

        Bank Mutual's funding liabilities reflected some differences relative to that of the Peer Group's funding composition. The Company's deposits equaled
75.3 percent of assets, which was above the Peer Group average of 64.2 percent. Comparatively, borrowings accounted for a lower portion of the Company's interest-bearing funding composition, as reflected by

RP Financial, LC.
Page 3.8

borrowings-to-assets ratios of 11.6 percent and 21.5 percent for Bank Mutual and the Peer Group, respectively. Total interest-bearing liabilities maintained as a percent of assets equaled 86.9 percent and 85.7 percent for Bank Mutual and the Peer Group, respectively, with the Peer Group's lower ratio being supported by maintenance of a higher capital position.

        A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Peer Group's IEA/IBL ratio is stronger than the Company's ratio, based on respective ratios of 111.3 percent and 109.0 percent. The additional capital realized from stock proceeds should provide Bank Mutual with an IEA/IBL ratio that is comparable to or higher than the Peer Group's IEA/IBL ratio, as the capital realized from Bank Mutual's stock offering will be primarily deployed into interest-earning assets.

        The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, based on the Company's and the Peer Group's annual growth for the twelve months ended March 31, 2003, unless indicated otherwise for the Peer Group companies. Bank Mutual recorded a 0.1 percent decline in assets, versus a 7.2 percent increase in assets posted by the Peer Group. A 3.3 percent decline in loans accounted for the Company's asset shrinkage, which was substantially offset by a 6.3 percent increase in cash and investments reflecting redeployment of loan proceeds and deposit growth into cash and investments. The Company experienced a decline in loans due to the accelerated pay down of the 1-4 family loan portfolio, which was not replaced with new originations in light of the Company's current philosophy of selling longer term fixed rate loans to the secondary market. In contrast to Bank Mutual, the Peer Group's asset growth was realized through loan growth of 4.9 percent, which was supplemented with an 9.9 percent increase in cash and investments. Overall, the Peer Group's asset growth measures were considered to be more favorable with respect to supporting earnings growth. At the same time, following the conversion, Bank Mutual's growth capacity will be greater than the Peer Group's, as the result of the increase in leverage capacity that will be provided by the infusion of the net stock proceeds.

        Deposit growth combined with modest asset shrinkage funded a 21.2 percent reduction in the Company's borrowings. Deposit growth of 3.1 percent posted by the Company was slightly less than the Peer Group's deposit growth rate of 4.9 percent. Deposit growth for the Peer Group

RP Financial, LC.
Page 3.9

was adequate enough to fund asset growth as well as a 3.5 percent reduction in borrowings. Capital growth rates posted by the Company and the Peer Group equaled 2.9 percent and 2.8 percent, respectively. The Company's and the Peer Group's relatively low capital growth rates reflect that earnings for the period were somewhat offset by dividend payments and stock repurchases. Tangible net worth growth rates posted by the Company and the Peer Group equaled 3.8 percent and 1.4 percent, respectively, as some of the Peer Group companies recorded an increase in goodwill and intangibles during the twelve month period. Comparatively, Bank Mutual's higher tangible net worth growth rate was supported by amortization of the core deposit intangible. The increase in capital realized from conversion proceeds, as well payment of dividends on all shares outstanding, will be limiting factors on the Company's capital growth rate initially following the stock offering.

Income and Expense Components

        Bank Mutual and the Peer Group reported net income to average assets ratios of 0.91 percent and 1.07 percent, respectively (see Table 3.3), based on earnings for the twelve months ended March 31, 2003, unless indicated otherwise for the Peer Group companies. A higher net interest margin, a higher level of non-interest operating income and higher net gains accounted for the Peer Group's higher return, which was partially offset by the Company's lower loss provisions and operating expenses.

        The Peer Group's stronger net interest margin resulted from both a higher interest income ratio and a lower interest expense ratio. The Peer Group's higher interest income ratio was realized through maintaining a slightly higher level of interest-earning assets as a percent of total assets (95.4 percent versus 94.7 percent for the Company) and a slightly higher yield on interest-earning assets (5.98 percent versus 5.92 percent for the Company). Similarly, the Peer Group's lower interest expense ratio was realized through maintenance of a lower level of interest-bearing liabilities as a percent of assets (85.7 percent versus 86.9 percent for the Company) and a lower cost of funds (3.20 percent versus 3.43 percent for the Company). Overall, Bank Mutual and the Peer Group reported net interest income to average assets ratios of 2.66 percent and 2.97 percent, respectively.

RP Financial, LC.
Page 3.10

        [Table 3.3 omitted from electronic version]

RP Financial, LC.
Page 3.11

        In another key area of core earnings, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group recorded operating expense to average assets ratios of 1.87 percent and 2.23 percent, respectively. Notwithstanding the Company's lower operating expense ratio, the Peer Group was more efficient than Bank Mutual in terms of number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $3.7 million for the Company, versus a comparable measure of $4.8 million for the Peer Group. The Company's higher staffing requirements can in part be attributed to the comparatively larger number of banking offices maintained relative to its asset size. Only one of the Peer Group companies maintained more banking offices than Bank Mutual, while three of the Peer Group companies reported higher total assets than the Company.

        When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company earnings strength was slightly more favorable than the Peer Group's. Expense coverage ratios posted by Bank Mutual and the Peer Group equaled 1.42x and 1.33x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

        Sources of non-interest operating income provided a slightly larger contribution to the Peer Group's earnings, with such income amounting to 0.43 percent and 0.37 percent of the Peer Group's and Bank Mutual's average assets, respectively. The relatively minor portion of the Company's and the Peer Group's earnings realized from non-interest operating income is indicative of a traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources is typically limited. Taking non-interest operating income into account in comparing the Company's and the Peer Group's earnings, Bank Mutual's efficiency ratio of 61.1 percent was slightly more favorable than the Peer Group's efficiency ratio of 65.0 percent.

RP Financial, LC.
Page 3.12

        Loan loss provisions had a larger impact on the Peer Group's earnings, amounting to 0.11 percent and 0.03 percent of the Peer Group's and Bank Mutual's average assets, respectively. In comparison to the Company, the higher loss provisions established by the Peer Group was consistent with the Peer Group's higher ratio of assets maintained in loans as well as the Peer Group's high ratio of non-performing loans.

        Net gains provided a larger contribution to the Peer Group earnings, equaling 0.60 percent and 0.24 percent of average assets for the Peer Group and the Company, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility and, thus, are substantially discounted in the evaluation of an institution's core earnings. In the case of Bank Mutual, the gains were derived through selling fixed rate loans into the secondary market, which is considered to be an ongoing activity for the Company during low interest rate environment periods such that prevailed in 2002 and the first quarter of 2003. Likewise, the gains recorded by the Peer Group primarily consisted of gains derived from the sale of fixed rate loans into the secondary market, which is also an ongoing activity for the majority of the Peer Group companies. Accordingly, such gains warrant some consideration as a core earnings factor for the Company and the Peer Group, but are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.

        Taxes were a comparable factor in the Company's and the Peer Group's earnings, as Bank Mutual and the Peer Group posted effective tax rates of 33.03 percent and 35.47 percent, respectively.

RP Financial, LC.
Page 3.13

        [Table 3.4 omitted from electronic version]

RP Financial, LC.
Page 3.14

Loan Composition

        Table 3.4 presents data related to the Company's and the Peer Group's loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for other and risk weighted assets. The information presented for the Company and the Peer Group reflect data as of March 31, 2003, unless otherwise indicated for the Peer Group companies. In comparison to the Peer Group, the Company's loan portfolio composition reflected a comparable concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (50.9 percent of assets versus 48.9 percent for the Peer Group). The Peer Group maintained a higher concentration of 1-4 family loans, which was more than offset by the Company's higher concentration of mortgage-backed securities. Loans serviced for others represented a more significant off-balance sheet item for the Peer Group, both in terms of balance of loans serviced ($819.3 million versus $657.8 million for the Company) and as a percent of assets on-balance sheet assets (34.8 percent versus 23.1 percent for the Company). The Peer Group's larger portfolio of loans serviced for others portfolio also translated into a higher ratio of servicing intangibles, as servicing assets equaled 0.26 percent and 0.11 percent of the Peer Group's and the Company's assets, respectively.

        Diversification into higher risk types of lending was more significant for the Peer Group companies on average, particularly after taking into consideration that the largest portion of the Company's consumer loan portfolio consisted of lower risk home equity loan. Commercial real estate/multi-family loans represented the most significant area of diversification for the Peer Group (20.1 percent of assets), followed by construction and land loans (5.5 percent of assets). The Company's lending diversification consisted primarily of consumer loans, of which more than two-thirds of the consumer loan portfolio consisted of home equity loans, and commercial real estate/multi-family loans, with those portfolios equaling 15.2 percent and 10.9 percent of assets, respectively. Consumer loans accounted for the only lending area where the Company maintained a greater degree of lending diversification than the Peer Group. Consistent with the Peer Group's greater diversification into higher risk types of lending, as well as higher proportion of interest-earning assets maintained in loans, the Peer Group maintained a higher risk-weighted assets-to-assets ratio than the Company (66.77 percent versus 52.68 percent for the Company).

RP Financial, LC.
Page 3.15

        [Table 3.5 omitted from electronic version]

RP Financial, LC.
Page 3.16

Interest Rate Risk

        Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Bank Mutual's interest rate risk characteristics were considered to be less favorable than the Peer Group's, as implied by the Peer Group's higher equity-to-assets and IEA/IBL ratios. A lower level of non-interest earning assets also represented an advantage for the Peer Group with respect to limiting interest rate risk associated with the balance sheet. All three measures indicate that the Company needs to maintain a higher yield-cost spread than the Peer Group to sustain a comparable level of net interest income as the Peer Group. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with balance sheet measures for interest rate risk that are more comparable to the Peer Group's ratios.

        To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Bank Mutual and the Peer Group. In general, the relative fluctuations in both the Company's and the Peer Group's net interest income to average assets ratios were considered to be fairly limited and, thus, based on the interest rate environment that prevailed during the period covered in Table 3.5, neither Bank Mutual or the Peer Group were viewed as having significant interest rate risk exposure in their respective net interest margins. The stability of the Company's net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Bank Mutual's assets and the proceeds will be substantially deployed into interest-earning assets.

RP Financial, LC.
Page 3.17

        [Table 3.6 omitted from electronic version]

RP Financial, LC.
Page 3.18

Credit Risk

        Overall, the Company's credit risk exposure appears to be slightly less than the Peer Group's, based on the Company's lower ratios of non-performing assets and non-performing loans as a percent of assets and loans, respectively. As shown in Table 3.6, the Company's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.33 percent of assets, which was below the comparable Peer Group ratio of 0.74 percent. Likewise, Bank Mutual maintained a lower non-performing loans/loans ratio than the Peer Group, based on comparable ratios of 0.45 percent and 1.07 percent, respectively. Bank Mutual and the Peer Group maintained comparable levels of loss reserves as a percent of non-performing loans (170.6 percent versus 161.5 percent for the Peer Group), while the Peer Group maintained a higher level of reserves as a percent of loans (0.99 percent versus 0.77 percent for the Company). The Peer Group's higher credit risk exposure was also implied by higher net loan charge-offs, as net loan charge-offs posted by the Company and the Peer Group equaled 0.02 percent and 0.10 percent of their respective loan balances.

Summary

        Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Bank Mutual. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS

Introduction

        This chapter presents the valuation analysis and methodology used to determine Bank Mutual's estimated pro forma market value of the common stock to be issued in conjunction with the conversion transaction. The valuation incorporates the appraisal methodology promulgated by the OTS, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company's pro forma market value utilizing the market value approach.

Appraisal Guidelines

        The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

        The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that such analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

        The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in

RP Financial, LC.
Page 4.2

the Company's operations and financial condition; (2) monitor the Company's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

        The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Bank Mutual's value, or Bank Mutual's value alone. To the extent a change in factors impacting the Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

        A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Bank Mutual coming to market at this time.

RP Financial, LC.
Page 4.3

1.      Financial Condition

        The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Group's financial strength are noted as follows:

..       Overall A/L Composition. Loans funded by retail deposits were the primary components of both Bank Mutual's and the Peer Group's balance sheets. The Peer Group's interest-earning asset composition exhibited a higher concentration of loans and a greater degree of diversification into higher risk and higher yielding types of loans. The Peer Group's higher concentration of total loans and more significant diversification into higher risk types of loans translated into a higher risk weighted assets-to-assets ratio than maintained by the Company. Bank Mutual's funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Company maintained a lower level of interest-earning assets and a higher level of interest-bearing liabilities, which resulted in a lower IEA/IBL ratio than maintained by the Peer Group. The infusion of stock proceeds should serve to increase the Company's IEA/IBL ratio to a ratio that is comparable to the Peer Group's ratio. For valuation purposes, RP Financial concluded that no adjustment was warranted for the Company's overall asset/liability composition.

..       Credit Quality. Both the Company's and the Peer Group's credit quality measures were indicative of fairly limited credit risk exposure. However, in general, the Company's credit quality measures were considered to be slightly more favorable than the Peer Group's. The Company maintained a lower non-performing assets-to-assets ratio and a lower non-performing loans-to-loans ratio than the comparable Peer Group ratios. The Company's risk weighted assets-to-assets ratio was also lower than the Peer Group's ratio. Loss reserves relative to non-performing loans were comparable for the Company and the Peer Group, while the Peer Group maintained a higher level of reserves relative to loans. Overall, in comparison to the Peer Group, the Company's measures tended to imply a more limited degree of credit exposure and, thus, RP Financial concluded that a slight upward adjustment was warranted for the Company's credit quality.

..       Balance Sheet Liquidity. The Company maintained a higher level of cash and investment securities relative to the Peer Group (33.3 percent of assets versus 28.6 percent for the Peer Group). Following the infusion of stock proceeds, the Company's cash and investments ratio is expected to increase as the proceeds retained at the holding company level will likely be initially deployed into investments. Bank Mutual's future borrowing capacity was considered to be slightly greater than the Peer Group's, in light of the higher level of borrowings currently maintained by the Peer Group. However, both the Company and the Peer Group were considered to have ample borrowing capacities. Overall, balance sheet liquidity for the Company was considered to be more favorable for the Company and, thus, RP Financial concluded that a slight upward adjustment was warranted for this factor.

RP Financial, LC.
Page 4.4

..       Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Company and the Peer Group, with borrowings being utilized to a greater degree by the Peer Group. However, the Peer Group's overall interest-bearing funding composition provided for a lower cost of funds than maintained by the Company. In total, the Company maintained a higher level of interest-bearing liabilities than the Peer Group. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Company's capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets to a ratio that is comparable to or lower than the Peer Group's ratio. Overall, RP Financial concluded that no adjustment was warranted for Bank Mutual's funding composition.

..       Capital. The Company operates with a lower pre-conversion capital ratio than the Peer Group, with the gap becoming more significant on a tangible capital basis. After factoring in stock proceeds, the Company's tangible capital position is expected to exceed the Peer Group's ratio. The Company's pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and greater capacity to absorb unanticipated losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Company's stronger pro forma capital position.

        On balance, taking into consideration Bank Mutual's slightly more favorable credit quality, balance sheet liquidity and capital strength, a slight upward valuation adjustment was determined to be appropriate for the Company's financial condition.

2.      Profitability, Growth and Viability of Earnings

        Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

..       Reported Earnings. The Company recorded lower earnings on a ROAA basis
        (0.91 percent of average assets versus 1.07 percent for the Peer Group). A stronger net interest margin, a higher level of non-interest operating income and a larger contribution from net gains supported the Peer Group's higher return. Lower loss provisions and lower operating expenses represented earnings advantages for the Company. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company's earnings on an ROAA basis. Overall, after factoring in the pro forma impact of the conversion, the Company's lower reported earnings warranted a slight downward valuation adjustment.

..       Core Earnings. Both the Company's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Company operated with a lower net

RP Financial, LC.
Page 4.5

        interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Company's lower net interest margin and lower level of operating expenses translated into a higher expense coverage ratio (1.42 versus 1.33x for the Peer Group). Likewise, the Company's more favorable efficiency ratio (61.1 percent versus 65.0 for the Peer Group) was realized through maintaining a lower operating expense ratio, which more than offset the Peer Group's stronger net interest margin and higher ratio of non-interest operating income. Loss provisions had a larger impact on the Peer Group's earnings, which was indicative of the Peer Group's greater degree of diversification into higher risk types of lending and higher percentage of assets maintained in loans. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets, indicated that Bank Mutual's core earnings were more favorable than the Peer Group's and a slight upward valuation adjustment was warranted for the Company's core earnings.

..       Interest Rate Risk. Quarterly changes in the Company's and the Peer
        Group's net interest income to average assets ratios indicated a comparable degree of volatility was associated with their respective net interest margins. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios, and the level of non-interest earning assets-to-total assets were more favorable for the Peer Group, thereby indicating that the Company needs to maintain a higher yield-cost spread than the Peer Group to sustain a level of net interest income that is comparable to the Peer Group's. On a pro forma basis, the Company's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, eliminate the potentially greater degree of interest rate risk that is currently associated with the Company's earnings. Accordingly, RP Financial concluded that the Company's interest rate risk exposure on a pro forma basis was similar to the Peer Group's and no adjustment was warranted for valuation purposes.

..       Credit Risk. Loan loss provisions were a slightly larger factor in the
        Peer Group's earnings (0.11 percent of average assets versus 0.03 percent for the Company). In terms of future exposure to credit quality related losses, the Peer Group's more diversified loan portfolio composition, higher concentration of assets consisting of loans and higher ratio of risk weighted assets-to-total assets imply that a greater degree of credit risk exposure is associated with the Peer Group's future earnings. The Peer Group's higher ratio of non-performing loans also implies potentially greater earnings credit risk exposure, although the Company and the Peer Group maintained comparable reserve coverage ratios as a percent of non-performing loans and the Peer Group maintained a higher level of reserves as a percent of loans. Overall, RP Financial concluded that a slight upward valuation adjustment was warranted for this factor.

..       Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, potential earnings growth to be realized from balance sheet growth was considered to be more favorable for the Peer Group during the most recent twelve month period, based on the Peer Group's stronger asset growth for the period. Second, following the infusion of stock proceeds, the Company's earnings growth potential with respect to leverage capacity will be greater than the Peer Group's. Lastly, the larger earnings contribution provided to the Peer Group's earnings from sources of non-interest

RP Financial, LC.
Page 4.6

        income implies that the Peer Group maintains greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure due to compression of yield-cost spreads. Overall, the Company's earnings growth potential appears to be comparable to the Peer Group's, and, thus, we concluded that no valuation adjustment was warranted for this factor.

..       Return on Equity. As the result of the Company's higher pro forma capital position, the Company's return on equity ("ROE") will be below the comparable averages for the Peer Group and the industry. In view of the lower capital growth rate that will be imposed by Bank Mutual's lower ROE, we concluded that a moderate downward valuation adjustment was warranted for the Company's pro forma ROE.

        Overall, the Company's slightly more favorable measures for core earnings and credit risk exposure were more than offset by the Peer Group's more favorable measure for reported earnings and, most significantly, the Peer Group's stronger return on equity. Accordingly, RP Financial concluded that a slight downward valuation adjustment was warranted for the Company's profitability, growth and viability of earnings.

3.      Asset Growth

        Bank Mutual posted a 0.1 percent decline in assets during the most recent twelve month period, versus a 7.2 percent increase in assets posted by the Peer Group. On a pro forma basis, it is expected that the Company's tangible equity-to-assets ratio will exceed the Peer Group's ratio, which will provide Bank Mutual with greater leverage capacity than currently maintained by the Peer Group. Accordingly, on balance, we believe no valuation adjustment was warranted for this factor.

4.      Primary Market Area

        The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The statewide markets served by Bank Mutual include a mixture of rural, suburban, and urban markets, which have exhibited varied growth characteristics as measured by population and household growth. Given the statewide presence of the network of banking offices, the primary market area has a fairly diversified economy, which has experienced a slow down in conjunction with the national economic down turn. Competition faced by the Company for deposits and loans is significant, which includes other locally based thrifts, as well as regional and super regional banks that are based in Milwaukee or Chicago.

RP Financial, LC.
Page 4.7

        Overall, the markets served by the Peer Group companies were viewed as having more favorable growth characteristics. The primary markets served by the Peer Group companies have on average experienced an increase in population since 1990 and population in those markets is projected to continue to increase, on average, over the next five years. Most of the Peer Group companies serve fairly populous markets, although smaller than Milwaukee County, with above average income levels. The median deposit market share maintained by the Peer Group companies was higher than the Company's market share of deposits in Milwaukee County and Brown County. In general, the degree of competition faced by the Peer Group companies was viewed as less than experienced in the Company's primary market area, particularly with respect to the Milwaukee MSA, while the growth potential of the markets served by the Peer Group companies was for the most part similar or more favorable to the growth potential provided by the Wisconsin markets served by Bank Mutual. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, February 2003 unemployment rates for the markets served by the Peer Group companies generally were comparable to the unemployment rates reflected for Milwaukee and Brown Counties. On balance, we concluded that a slight downward valuation adjustment was appropriate for the Company's market area and, in particular, with regard to the Company's less favorable competitive position in the major markets served by its banking offices.

                                    TABLE 4.1
                         MARKET AREA UNEMPLOYMENT RATES
                  BANK MUTUAL AND THE PEER GROUP COMPANIES (1)

                                                               February 2003
                                                 County         Unemployment
                                                 ------------  -------------
        Bank Mutual Corporation - WI             Brown                   5.8%
                                                 Milwaukee               7.0
        The Peer Group

        Anchor Bancorp - WI                      Dane                    3.1%
        Brookline Bancorp - MA                   Norfolk                 4.3
        CFS Bancorp, Inc. - IN                   Lake                    6.3
        Camco Financial Corp. - OH               Guernsey                8.8
        Fidelity Bankshares, Inc. - FL           Palm                    5.1
        First Federal Capital Corp. - WI         La Crosse               5.1
        First Place Financial Corp. - OH         Trumbull                7.5
        NASB Financial, Inc. - MO                Jackson                 5.6
        St. Francis Capital Corp. - WI           Waukesha                4.9
        United Community Financial - OH          Mahoning                8.2

RP Financial, LC.
Page 4.8

        Waypoint Financial Corp. - PA            Dauphin                 5.3

        (1) Unemployment rates are not seasonally adjusted.
        Source:  U.S. Bureau of Labor Statistics.

5.      Dividends

        Bank Mutual has indicated its intention to pay dividends in an amount such that current minority shareholders of Bank Mutual continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio in the conversion. At the current midpoint valuation, the annual dividend payment would equal $0.19 per share and provide a yield of 1.90 percent based on the $10.00 per share initial offering price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

        All eleven of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.72 percent to 3.33 percent. The average dividend yield on the stocks of the Peer Group institutions was 2.76 percent as of May 16, 2003, representing an average payout ratio of 49.5 percent of core earnings. As of May 16, 2003, approximately 91 percent of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.28 percent and an average payout ratio of 34.2 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

        The Company's indicated dividend provides for a yield that is lower than Peer Group average, while the Company's payout ratio is also less than the Peer Group's average payout ratio. Accordingly, the Company has the capacity to pay a dividend that earns a yield that is comparable to the Peer Group average, particularly after giving consideration to the Company's stronger pro forma capital position. On balance, we concluded that no valuation adjustment was warranted for purposes of the Company's dividend policy and capacity to pay dividends.

RP Financial, LC.
Page 4.9

6.      Liquidity of the Shares

        The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $127.2 million to $772.7 million as of May 16, 2003, with average and median market values of $353.6 million and $313.2 million, respectively. The shares issued and outstanding for the Peer Group companies ranged from approximately 7.7 million to 58.5 million, with average and median shares outstanding of approximately
21.8 million and 15.9 million, respectively. The Company's pro forma market value is expected to be in the upper end of the range of market values exhibited by the Peer Group companies, while Bank Mutual's shares outstanding are expected to be at the high end of the Peer Group range or possibly higher than the shares outstanding maintained by all of the Peer Group companies. It is anticipated that the Company's stock will continue to be quoted on the NASDAQ National Market System. Overall, we anticipate that the Company's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.      Marketing of the Issue

        We believe that four separate markets need to be considered for thrift stocks such as Bank Mutual coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the thrift acquisition market for thrift franchises in Wisconsin; and (4) the market for the public stock of Bank Mutual. All of these markets were considered in the valuation of the Company's to-be-issued stock.

RP Financial, LC.
Page 4.10

A.      The Public Market

        The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

        In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Favorable economic data in the form of stronger than expected retail sales in April 2002 and rising hopes of more upbeat earnings forecast by technology firms supported an advance in stocks during mid-May 2002. The rebound was not sustained in late-May, as profit taking and more terrorism warnings dampened investor enthusiasm for stocks. Investor pessimism extended the sell-off in stocks in early-June 2002, reflecting political turmoil abroad, concerns over corporate scandals and more disappointing earnings news from market leaders. Stocks jumped higher on oversold conditions in mid-June, but the rally was brief. Both the Dow Jones Industrial Average ("DJIA") and NASDAQ Composite Index ("NASDAQ") established new lows for 2002 during the week ended June 21, 2002, as a fresh batch of corporate earning warnings and the ongoing conflict in the Middle East further eroded investor confidence. Discovery of a $3.8 billion accounting error by WorldCom and nervousness about second quarter earnings heightened the sell-off at the close of the second quarter.

        In early-July 2002, bargain hunters provided a boost to stocks following the prolonged sell-off, despite news that the nation's unemployment rate edged up to 5.9 percent in June. The rally was not sustained, as worries about second quarter earnings and corporate accounting practices pushed market indices to new lows for the year in mid-July. A lack of investor confidence and indications that the nation's economic recovery was weaker than previously believed extended the general downward trend through the balance of July, with July marking the fourth consecutive down month for the DJIA. Weak economic data provided for further

RP Financial, LC.
Page 4.11

declines in stocks in early-August, but the downward trend was reversed on growing speculation of a rate cut by the Federal Reserve and news of a proposed $30 billion bailout for Brazil's financial crisis. In mid-August, the Federal Reserve's decision to leave interest rates unchanged prompted a sharp one-day sell-off in the broader market, which was followed by a sharp one-day increase in the major indexes on technical factors as investors took profits in bonds and shifted some money into stocks. The DJIA closed above 9000 in late-August, as stocks continued to rebound from oversold conditions in July. However, after five consecutive weekly gains in the DJIA, blue chip stocks declined in the last week of August on profit taking and cautious comments from bellwether technology stocks.

        The broader stock market experienced heavy selling pressure in September 2002, which was attributable to third quarter earning warnings from a broad spectrum of companies, economic data signaling a slowing economic recovery and a growing threat of a war in Iraq. The sell-off in the broader stock market continued into the fourth quarter, with looming fears of a war with Iraq and worsening corporate profits pushing the DJIA to its lowest close in five years in early-October 2002. Stocks rebounded on technical factors in mid-October, as the DJIA posted a weekly gain after six consecutive weeks of decline. The rally in the broader stock market continued through the balance of October, reflecting more attractive valuations following the third quarter sell-off and some upbeat third quarter earnings news by some blue chip stocks. After six consecutive months of decline, the DJIA was up 10.6 percent for the month of October.

        The rebound in the broader stock market that began in October 2002 continued into early-November, as the Federal Reserve cut short-term interest rates by a larger-than-expected half a percentage point. Following eight consecutive weeks of gains, the DJIA declined during the first two weeks of December, as mounting concerns over geopolitical tensions overshadowed better-than-expected economic data. The broader market recovered slightly in mid-December, despite growing concerns of how strongly business would rebound in 2003 and escalating war talk with Iraq. Downbeat economic data and war concerns pulled stocks lower at the close of 2002, with the DJIA positing its worst year since 1977 closing down 16.8 percent for the year.

        Stocks surged higher at the start of the new year, with data showing December manufacturing activity stronger than expected. Favorable expectations for the government's economic stimulus package supported further gains in the market, although early indications of

RP Financial, LC.
Page 4.12

mixed earnings for the fourth quarter and ongoing geopolitical concerns served to temper the rally in mid-January. The strong gains posted at the beginning of 2003 were wiped out in late-January, as disappointing fourth quarter earnings and the looming war with Iraq pulled the broader market lower. War fears and the uncertain outlook for the economy continued to weigh down stocks through most of February and into early-March, as blue chip stocks dropped to a five month low during the first week of March. Comparatively, the commencement of war with Iraq produced a rally in the stock market, amid initial expectations that a conflict in Iraq would end quickly. However, the rally was not sustained, as stocks declined at the close of the first quarter on renewed worries about the economy and fears that the war in Iraq could be longer and more difficult than investors had anticipated.

        Stocks rebounded at the start of the second quarter on news of U.S. war successes in Iraq. As investors shifted their focus from the war to first quarter earnings, the broader stock market settled into a narrow trading in mid-April 2003 and then rallied higher through the end of April and into early-May. Generally better than expected first quarter earnings and increasing investor optimism that the end of the war with Iraq would lead to a recovery in the economy and corporate profits supported the rally. Technology stocks posted the strongest gains during the rally, as the NASDAQ moved to five month high in early-May. Growing investor optimism of an improving economy with low inflation sustained the positive trend in the broader stock market through mid-May. As an indication of the general trends in the nation's stock markets over the past year, as of May 16, 2003, the DJIA closed at 8678.97, a decline of 16.2 percent from one year earlier, while the NASDAQ Composite Index stood at 1538.53, a decline of 11.7 percent over the same time period. The Standard & Poors 500 Index closed at 944.30 on May 16, 2003, a decline of 14.7 percent from a year ago.

        The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. In the second quarter of 2002, news of the increase in the April unemployment rate served to boost thrift prices in early-May, as the weak employment data lessened expectations of a strong economic recovery that could lead to higher interest rates. Thrift stocks stabilized in mid- and late-May, as Citigroup's proposed $5.8 billion acquisition of Golden State Bancorp had little impact on the broader thrift market. While the broader market experienced extensive selling pressure in early-June, the decline in thrift

RP Financial, LC.
Page 4.13

issues was relatively mild as investors continued to be attracted to the generally more stable performance characteristics of thrift stocks.

        Thrifts experienced more extensive selling pressure at the beginning of the third quarter of 2002, as the downturn in broader market weighed on thrift issues as well. Lower interest rates, second quarter earnings that generally met expectations and acquisition speculation in certain regional markets supported a recovery in thrift prices in late-July. After stabilizing during early-August, thrift issues eased higher in conjunction with the broader indexes in mid-August. Thrift issues traded in a narrower range during the balance of August and into early-September, thereby sustaining solid gains for 2002 and significantly outperforming the broader market indexes. A third quarter earnings warning by Astoria Financial Corp. had a negative ripple effect throughout the thrift sector in mid-September 2002, particularly the large-cap issues. Astoria Financial Corp. warned that third quarter earnings would come in below expectations, which was attributable to the sustained low interest rate environment that resulted in higher than expected prepayments in both its mortgage lending and MBS portfolios. Thrift issues settled into a narrow trading range at the end of third quarter, as a number of the larger publicly-traded thrifts reaffirmed third quarter earnings targets. Third quarter earnings warnings by some of the large banks contributed to a decline in thrift stocks at the beginning of the fourth quarter. However, thrift stocks bounced back in mid-October, reflecting generally favorable third quarter earnings reports from the thrift sector.

        The gains recorded in thrift issues in October were sustained into-early November 2002, which was supported by the rally in the broader stock market and growing speculation that the Federal Reserve would cut rates in November. Despite the larger than expected rate cut by the Federal Reserve, thrift stocks eased lower in mid-November. The downward pressure in thrift issues was attributable to concerns about potential margin compression and mortgage servicing rights impairment resulting from the decline in short-term interest rates. However, thrift issues recovered in late-November, as financial issues participated in the broader market rally. Thrift issues settled into a narrow trading range in December, reflecting the lack of meaningful news in the financial sector and an uncertain outlook for 2003.

        Financial stocks participated in the broader market rally at the beginning of the new year, particularly those with relatively high dividend yields in light of the elimination of dividend

RP Financial, LC.
Page 4.14

taxation set forth in the government's economic stimulus package. Despite generally favorable fourth quarter earnings, thrift issues eased lower in late-January 2003. Thrift issues traded in a narrow range throughout February and into mid-March, thereby outperforming the broader market. The stronger performance exhibited by thrift stock continued to supported by the relatively low risk characteristics associated with residential lenders, as well as the general earnings benefit of operating in a low interest rate environment with a relatively steep yield curve. Thrift stocks remained fairly stable at close of the first quarter, exhibiting far less volatility compared to the boarder stock market that produced dramatic day-to-day swings as investors reacted to the most recent news on the war's direction.

        Financial stocks eased higher at the beginning of the second quarter, as positive news on the war with Iraq lifted stocks in general. First quarter earnings that were generally in-line with expectations sustained the positive trend in thrift issues through early-May, as thrift stocks participated in the broader stock market rally. With the exception of acquisition-related price movements, thrift stocks settled into a narrow trading range in mid-May. On May 16, 2003, the SNL Index for all publicly-traded thrifts closed at 1214.7, an increase of 5.5 percent from one year ago.

B.      The New Issue Market

        In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects

RP Financial, LC.
Page 4.15

a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP Financial, LC.
Page 4.16

        [Table 4.2 omitted from electronic version]

RP Financial, LC.
Page 4.17

        Thrift offerings completed in 2003 have generally been well received, although investors have taken a more cautious approach to converting thrift issues as most of the recent offerings have not been oversubscribed. As shown in Table 4.2, only one standard conversion offering has been completed during the past three months. The pro forma price/tangible book ratio of the recent standard conversion equaled 61.9 percent. No second-step conversion offerings have been completed during the past three months, which are considered to be more relevant for purposes of determining Bank Mutual's pro forma pricing. However, there were four second-step conversion offerings that closed in January 2003. The average pro forma price/tangible book and core price/earnings ratios of the four second-step offerings at closing equaled 103.2 percent and 17.9 times, respectively. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/TB ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks.

        Exhibit IV-4 presents historical offering data for second-step conversions, illustrating the historical trends and characteristics of second-step offerings.

        As stated previously, only one standard conversion has been completed in the last three months, and it is not traded on a public exchange. Therefore, no meaningful analysis is possible regarding the current market pricing ratios of this non-listed company.

C.      The Acquisition Market

        Also considered in the valuation was the potential impact on Bank Mutual's stock price of recently completed and pending acquisitions of other savings institutions operating in Milwaukee. As shown in Exhibit IV-5, there have been seven Wisconsin thrift acquisitions completed between since the beginning of 1999, including Bank Mutual's acquisition of First Northern, and there are currently no acquisitions pending of Wisconsin savings institutions. The recent acquisition activity involving Wisconsin thrifts may imply a certain degree of acquisition speculation for the Company's stock. To the extent that acquisition speculation may impact the Company's offering, we have largely taken this into account in selecting companies which operate in regional markets that have experienced a comparable level of acquisition activity as

RP Financial, LC.
Page 4.18

the Company's market and, thus, are subject to the same type of acquisition speculation that may influence Bank Mutual's trading price.

D.      Trading in Bank Mutual's Stock

        Since Bank Mutual's minority stock currently trades under the symbol "BKMU" on the NASDAQ National Market System, RP Financial also considered the recent trading activity in the valuation analysis. Bank Mutual had a total of 21,408,971 shares issued and outstanding at March 31, 2003, of which 10,215,797 shares were held by public shareholders and were traded as public securities. As of May 16, 2003, the Company's closing stock price was $30.01 per share. There are significant differences between the Company's minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade), a different return on equity for the conversion stock and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

                              * * * * * * * * * * *

        In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company's minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.      Management

        Bank Mutual's management team appears to have experience and expertise in all of the key areas of the Company's operations. Exhibit IV-6 provides summary resumes of Bank Mutual's Board of Directors and senior management. The financial characteristics of the Company suggest that it is effectively managed and there appears to be a well-defined organizational structure.

RP Financial, LC.
Page 4.19

        Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.      Effect of Government Regulation and Regulatory Reform

        In summary, as a fully-converted OTS regulated institution, the Bank and the Company will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Ten out of the eleven Peer Group companies maintain bank subsidiaries that are under OTS regulation. Exhibit IV-7 reflects the Company's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

        Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

        Key Valuation Parameters:                                   Valuation Adjustment
        -------------------------                                   --------------------
        Financial Condition                                         Slight Upward
        Profitability, Growth and Viability of Earnings             Slight Downward
        Asset Growth                                                No Adjustment
        Primary Market Area                                         Slight Downward

        Key Valuation Parameters:                                   Valuation Adjustment
        -------------------------                                   --------------------
        Dividends                                                   No Adjustment
        Liquidity of the Shares                                     No Adjustment
        Marketing of the Issue                                      No Adjustment
        Management                                                  No Adjustment
        Effect of Government Regulations and Regulatory Reform      No Adjustment

Valuation Approaches

        In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Bank Mutual's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the

RP Financial, LC.
Page 4.20

conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Bank Mutual's prospectus for reinvestment rate, effective tax rate, offering expenses and stock benefit plan assumptions (summarized in Exhibits IV-8 and IV-9). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, and the recent conversions including second-step conversion offerings.

        RP Financial's valuation placed an emphasis on the following:

        . P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

        . P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of conversion offerings, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

        . P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

        . Trading of BKMU stock. Converting institutions generally do not have stock outstanding. Bank Mutual, however, has public shares outstanding due to the mutual holding company form of ownership. Since BKMU is currently traded on the NASDAQ, it is an indicator of investor interest in the Company's conversion stock and therefore received some weight in our valuation. Based on the May 16, 2003 stock price of $30.01 per share and the 21,408,971 shares of Bank Mutual stock issued and outstanding, the implied value of $642.5 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date,

RP Financial, LC.
Page 4.21

                the current trading price of Bank Mutual's stock was somewhat discounted herein but will become more important towards the closing of the offering.

        The Company has adopted Statement of Position ("SOP") 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

        Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of May 16, 2003, the aggregate pro forma market value of Bank Mutual's conversion stock was $516,423,910 at the midpoint, equal to 51,642,391 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 52.28 percent ownership interest to the public, which provides for a $270.0 million public offering at the midpoint value.

        1. Price-to-Earnings ("P/E"). //The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company's reported earnings, incorporating the reinvestment of $94,000 of MHC assets at an after-tax reinvestment rate of 2.69 percent, equaled $26.1 million for the twelve months ended March 31, 2003. In deriving Bank Mutual's core earnings, the only adjustments made to reported earnings were to eliminate gains on the sale of loans and investment securities, which equaled $6.8 million and $9,000, respectively, for the twelve months ended March 31, 2003. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 35.0 percent for the gains eliminated, the Company's core earnings were determined to equal $21.655 million for the twelve months ended March 31, 2003. (Note: see Exhibit IV-10 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

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RP Financial, LC.
Page 4.22

                                                          Amount
                                                        ----------
                                                        $     (000)
        Net income                                      $   26,086
        Net gain on sale of investments(1)                      (6)
        Net gains on sale of loans(1)                       (4,425)
                                                        ----------
          Core earnings estimate                        $   21,655

        (1)  Tax effected at 35.0 percent.

        Based on the Company's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples at the $516.4 million midpoint value equaled 16.38 times and 19.05 times, respectively, which provided for a premium of 14.9 percent and a discount of 5.4 percent relative to the Peer Group's average reported and core earnings multiples of 14.26 times and 20.14 times, respectively (see Table 4.3).

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RP Financial, LC.
Page 4.23

        [Table 4.5 omitted from electronic version]

RP Financial, LC.
Page 4.24

        2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio to Bank Mutual's pro forma book value. The Company's pre-conversion book value was adjusted to include $94,000 of equity held at the MHC level which will be consolidated with the Company's capital as a result of the conversion. Based on the $516.4 million midpoint valuation, Bank Mutual's pro forma P/B and P/TB ratios equaled 90.58 percent and 100.87 percent, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 145.62 percent and 156.56 percent, the Company's ratios reflected a discount of 37.8 percent on a P/B basis and a discount of 35.6 percent on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the Company's resulting P/E multiples and lower return on equity.

        3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Bank Mutual's value equaled 16.64 percent of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 16.88 percent, which implies a discount of 1.4 percent has been applied to the Company's pro forma P/A ratio.

Comparison to Recent Conversions and Second-Step Offerings

        As indicated at the beginning of this chapter, RP Financial's analysis of recent standard conversion and second-step offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent standard conversions and second-step offerings are not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The only recent standard conversion completed within the past three months closed at a price/tangible book ratio of 61.9 percent (see Table 4.2). The price of the recent standard conversion appreciated by 20.0 percent during the first week of trading.

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RP Financial, LC.
Page 4.25

        The average pro forma price/tangible book ratio for the four second-step conversion offerings completed in 2003 equaled 103.2 percent. On average, the prices of the four second-step conversion offerings increased by 11.4 percent during the first week of trading. In comparison, the Company's P/TB ratio at the appraised midpoint value reflects a discount of 2.3 percent relative to the average closing P/TB ratio of the four second-step conversion offerings that have been completed in 2003.

Valuation Conclusion

        Based on the foregoing, it is our opinion that, as of May 16, 2003, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC's ownership interest to the public shareholders was $516,423,910 at the midpoint. Based on this valuation and the approximate 52.28 percent ownership interest being sold in the public offering, the midpoint value of the Company's stock offering was $270,000,000, equal to 27,000,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum offering value of $229,500,000 and a maximum offering value of $310,500,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 22,950,000 shares at the minimum and 31,050,000 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $357,075,000 without requiring a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in an offering of 35,707,500 shares. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-8 and Exhibit IV-9.

                       Establishment of the Exchange Ratio

        OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their shares of the Company's common stock for newly issued shares of Bank Mutual as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate public ownership percentage in Bank Mutual equal to 47.72 percent as of March 31, 2003. Pursuant to this formula, the exchange ratio to be received by the existing minority shareholders of Bank Mutual will be determined at the end of the

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RP Financial, LC.
Page 4.26

offering based on the total number of shares sold in the subscription and community offerings. As shown in Table 4.3, the exchange ratio for the minority shareholders would be 2.0504 shares, 2.4122 shares, 2.7740 shares and 3.1901 shares at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the minority stockholders or on the proposed exchange ratio.